UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT
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TUTOR PERINI CORPORATION
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Tutor Perini Corporation

15901 Olden Street

Sylmar, California 91342

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD ON MAY 27, 2015

TO THE SHAREHOLDERS OF TUTOR PERINI CORPORATION:

NOTICE IS HEREBY GIVEN that the 2015 Annual Meeting of Shareholders of TUTOR PERINI CORPORATION, a Massachusetts corporation (the “Company”, “Tutor Perini”, “we”, “us”, or “our”) will be held at our corporate headquarters, 15901 Olden Street, Sylmar, California, on May 27, 2015 at 9:00 a.m., Pacific Daylight Time.

At the meeting, holders of common stock, par value $1.00 per share, of the Company (the “Common Stock”) will consider and vote on the following matters:

1.

Elect eleven (11) directors to hold office for a one-year term expiring at the Company’s 2016 Annual Meeting of Shareholders unless he or she resigns, dies, or is removed before his or her term expires, or until his or her successors are duly elected and qualified;

2.	Consider and ratify the selection of Deloitte & Touche LLP, independent registered public accountants, as auditors of the Company for the fiscal year ending December 31, 2015;

3.	Consider an advisory vote on Tutor Perini’s executive compensation plans and programs; and

4.	Such other business as may properly come before the meeting.

The Board of Directors has fixed the close of business on April 2, 2015 as the record date for the determination of the shareholders entitled to vote at the meeting. Only shareholders of record as of the close of business on the record date will be entitled to notice of and to vote at the meeting and any adjournments or postponements thereof.

Securities and Exchange Commission (“SEC”) rules permit us to furnish proxy materials to shareholders over the Internet. We have mailed to our shareholders a Notice of Internet Availability of Proxy Materials, which indicates how to access our proxy materials on the Internet. We are constantly focused on improving the ways people connect with information, and believe that providing our proxy materials over the Internet increases the ease and ability of our shareholders to connect with the information they need while reducing the environmental impact of our Annual Meeting. If you would prefer to receive a paper copy of the proxy materials, you may request them by following the procedures set forth in the Notice of Internet Availability of Proxy Materials.

Your vote is very important. Whether or not you plan to attend the Annual Meeting, we encourage you to read this proxy statement and submit your proxy or voting instructions as soon as possible. If you are a shareholder of record, you may vote your shares over the Internet at www.proxyvote.com, telephonically by dialing 1-800-690-6903 or if you requested to receive printed proxy materials, via your enclosed proxy card. If the shares you own are held in “street name” by a bank or brokerage firm, your bank or brokerage firm will provide a Notice of Availability of Proxy Materials, or, if requested, a printed set of proxy materials together with a voting instruction form, which you may use to direct how your shares will be voted.

By order of the Board of Directors,

William B. Sparks, Secretary

Sylmar, California

April 17, 2015

Important Notice Regarding the Availability of Proxy Materials

for the Annual Meeting of Shareholders to be Held on May 27, 2015

The Proxy Statement and 2014 Annual Report are available at

http://investors.tutorperini.com/events-calendar/proxy-voting/default.aspx

2015 ANNUAL MEETING OF SHAREHOLDERS

TABLE OF CONTENTS

ANNUAL MEETING OF SHAREHOLDERS	2
Date, Time and Place	2
Shareholders Entitled to Vote	2
Admission to the Meeting	2
Proxies and Voting Procedures	2
Shareholder Votes Required	3
Electronic Availability of Proxy Statement and 2014 Annual Report	3
Quorum	3
Abstentions and Broker Non-Votes	3
Proxy Solicitation	3
Revocation of Proxies	4
Adjournments and Postponements	4
PROPOSAL 1: ELECTION OF DIRECTORS	4
Board of Directors	4
Executive Officers	7
Corporate Governance	9
Audit Committee Report	10
Compensation Committee Report	13
Compensation Discussion and Analysis	14
Certain Relationships and Related Party Transactions	41
Compensation Committee Interlocks and Insider Participation	42
Section 16(a) Beneficial Ownership Reporting Compliance	43
Ownership of Common Stock by Directors, Executive Officers and Principal Shareholders	43
PROPOSAL 2: RATIFICATION OF APPOINTMENT OF AUDITORS	46
PROPOSAL 3: AN ADVISORY (NON-BINDING) VOTE ON TUTOR PERINI’S EXECUTIVE COMPENSATION	47
SHAREHOLDER PROPOSALS FOR 2016 ANNUAL MEETING	47
OTHER MATTERS	48
HOUSEHOLDING OF ANNUAL MEETING MATERIALS	48
WHERE YOU CAN FIND ADDITIONAL INFORMATION	48

ANNUAL MEETING OF SHAREHOLDERS

OF TUTOR PERINI CORPORATION

This proxy statement is furnished in connection with the solicitation by the Board of Directors (the “Board”) of TUTOR PERINI CORPORATION (the “Company”, “Tutor Perini”, “we”, “us” or “our”) of proxies for use in voting at the 2015 Annual Meeting of Shareholders (“Annual Meeting”) to be held at our corporate headquarters, 15901 Olden Street, Sylmar, California, on May 27, 2015, at 9:00 a.m., Pacific Daylight Time, and any adjournment or postponement thereof, for the purposes set forth in the accompanying Notice of Annual Meeting of Shareholders. On or about April 17, 2015 proxy materials for the Annual Meeting, including this proxy statement and the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2014 were made available over the Internet to shareholders entitled to vote at the Annual Meeting. A Notice of Internet Availability of Proxy Materials indicating how to access our proxy materials over the Internet was first sent, or given, to shareholders on or about April 17, 2015. The date of this proxy statement is April 17, 2015.

SHAREHOLDERS ENTITLED TO VOTE

The Board has fixed the close of business on April 2, 2015 as the record date for the determination of the shareholders entitled to vote at the Annual Meeting. As of April 2, 2015, the Company had outstanding 49,001,429 shares of common stock. Each share is entitled to one vote.

Only shareholders of record as of the close of business on April 2, 2015 will be entitled to notice of and to vote at the meeting and any adjournments or postponements thereof. Notwithstanding the record date specified above, our stock transfer books will not be closed and shares may be transferred subsequent to the record date. However, all votes must be cast in the names of shareholders of record on the record date.

Shareholders wishing to attend the Annual Meeting can access directions found in the “Contact Us” section of our website at www.tutorperini.com.

ADMISSION TO THE MEETING

You are entitled to attend the Annual Meeting if you were a shareholder of record or a beneficial owner of our common stock on the record date. If you are a shareholder of record, you may be asked to present valid picture identification, such as a driver’s license or passport, for admission to the Annual Meeting. Seating and parking are limited.

If your shares are registered in the name of a bank or brokerage firm (your record holder), you may be asked to provide proof of beneficial ownership as of the record date, such as a brokerage account statement, a copy of the Notice of Internet Availability of Proxy Materials or voting instruction form provided by your bank, broker or other holder of record, or other similar evidence of ownership, as well as picture identification, for admission. If you wish to be able to vote in person at the Annual Meeting, you should obtain a legal proxy from your brokerage firm, bank or other holder of record and present it to the inspector of elections with your ballot at the Annual Meeting.

PROXIES AND VOTING PROCEDURES

As discussed in the Notice of Internet Availability of Proxy Materials you received in the mail, if you are a shareholder of record, you may vote your shares over the Internet at www.proxyvote.com or telephonically by dialing 1-800-690-6903. Proxies submitted via the Internet or by telephone must be received by 8:59 p.m., Pacific Daylight Time on May 26, 2015. If you would prefer to receive a printed copy of the proxy materials, you may request it by following the procedures set forth in the Notice of Internet Availability of Proxy Materials, and you may vote your shares by following the instructions on the enclosed proxy card.

If the shares you own are held in “street name” by a bank or brokerage firm, you are considered the “beneficial owner” of such shares, and your bank or brokerage firm will provide a Notice of Internet Availability of Proxy Materials, or a printed set of proxy materials together with a voting instruction form which you may use to direct how your shares will be voted. In order to vote your shares, you must follow the voting instructions forwarded to you by or on behalf of that organization. Brokerage firms, banks and other fiduciaries or nominees are required to request voting instructions for shares they hold on behalf of customers and others. As the beneficial owner, you have the right to direct your broker, bank or other nominee or fiduciary how to vote and you are also invited to attend the Annual Meeting. We encourage you to provide instructions to your broker, bank or other nominee or fiduciary to vote your shares. Since a beneficial owner is not the record stockholder, you may not vote the shares in person at the Annual Meeting unless you obtain a legal proxy from the broker, bank or other nominee or fiduciary that holds your shares giving you the right to vote the shares at the meeting.

SHAREHOLDER VOTES REQUIRED

Proposal 1, for the election of each of the nominees for director, requires the affirmative vote of a plurality of the votes cast at the Annual Meeting. You may vote FOR any or all director nominees and/or WITHHOLD your vote from any or all of the director nominees. We recommend a vote FOR the election of each nominee as a director.

Proposal 2, for ratification of the selection of Deloitte & Touche LLP as the Company’s independent auditors for fiscal 2015, requires the affirmative vote of the holders of a majority of the votes cast on the proposal at the Annual Meeting. We recommend a vote FOR the ratification of Deloitte & Touche LLP.

Proposal 3, an advisory (non-binding) vote on the Company’s executive compensation plans and programs as disclosed in “Compensation Discussion and Analysis” starting on page 14, requires the affirmative vote of the holders of a majority of the votes cast on the proposal at the Annual Meeting. This proposal is advisory in nature, which means that the vote is not binding upon the Company. The opinions expressed by shareholders on this matter will be taken into consideration when making future executive compensation decisions. We recommend a vote FOR the advisory vote to approve executive compensation.

ELECTRONIC AVAILABILITY OF PROXY STATEMENT AND 2014 ANNUAL REPORT

As permitted by Securities and Exchange Commission (“SEC”) rules, we are making this proxy statement and our 2014 Annual Report available to shareholders electronically via the Internet at http://investors.tutorperini.com/events-calendar/proxy-voting/default.aspx. On April 17, 2015, we began mailing to our shareholders a Notice of Internet Availability of Proxy Materials containing instructions on how to access this proxy statement and our 2014 Annual Report and how to vote online. If you received that notice, you will not receive a printed copy of the proxy materials unless you request it by following the instructions for requesting such materials contained in the notice. We are constantly focused on improving the ways people connect with information, and believe that providing our proxy materials over the Internet increases the ease and ability of our shareholders to connect with the information they need while reducing the environmental impact of our Annual Meeting.

QUORUM

The presence, in person or by proxy, of outstanding shares of common stock representing a majority of the shares entitled to vote is necessary to constitute a quorum for the transaction of business at the Annual Meeting. Shares that reflect abstentions or broker non-votes will be counted for purposes of determining whether a quorum is present for the transaction of business at the Annual Meeting.

ABSTENTIONS AND BROKER NON-VOTES

An “abstention” occurs when a shareholder sends in a proxy with explicit instructions to decline to vote regarding a particular matter. For purposes of establishing a quorum, abstentions in person and proxies received but marked as abstentions as to any or all matters to be voted on count as present.

Abstentions have no effect on any of the proposals discussed in this proxy statement.

If your shares are held in “street name,” your brokerage firm, under certain circumstances, may vote your shares for you if you do not return your proxy. Brokerage firms have authority under the rules of the New York Stock Exchange (“NYSE”) to vote customers’ unvoted shares on some routine matters. If you do not give a proxy to your brokerage firm to vote your shares, your brokerage firm may either vote your shares on routine matters or leave your shares unvoted. Of the proposals contained herein, only Proposal 2 is considered a routine matter.

Regardless of whether you are a record holder of your shares or hold your shares in “street name,” we encourage you to provide voting instructions to your brokerage firm. This ensures your shares will be voted at the meeting according to your instructions.

PROXY SOLICITATION

In addition to solicitation by mail, our directors, officers, and employees may solicit proxies from Tutor Perini shareholders by telephone, facsimile or other electronic means of communication. These persons will not receive additional or special compensation for such solicitation services. In addition, the Company has retained the services of Proxy Advisory Group (PAG) to assist as needed in the proxy preparation, review, and solicitation process for a fee not to exceed $15,000. We pay the cost of soliciting proxies, and we will, upon request, reimburse brokers, banks and other nominees for their expenses in sending proxy materials to their customers who are beneficial owners and obtaining their voting instructions.

REVOCATION OF PROXIES

If you execute and return a form of proxy or vote electronically in accordance with the instructions provided in the Notice of Internet Availability of Proxy Materials, your proxy may be revoked at any time before it is voted by written notice to our Secretary, by the subsequent execution and delivery of another proxy, or by voting in person at the Annual Meeting. Please note that if you have instructed your broker to vote your shares, the options for revoking your proxy described above do not apply and instead you must follow the directions provided by your broker to change those instructions.

ADJOURNMENTS AND POSTPONEMENTS

Although it is not currently expected, the Annual Meeting may be adjourned or postponed, including for the purpose of soliciting additional proxies, by action of the presiding officer of the Annual Meeting in accordance with Tutor Perini’s bylaws. In addition, the Board may postpone and reschedule the Annual Meeting prior to the meeting in accordance with Tutor Perini’s bylaws. Any adjournment may be made without notice, other than by an announcement made at the Annual Meeting of the time, date and place of the adjourned meeting, regardless of whether or not a quorum is present.

Any adjournment or postponement of the Annual Meeting for the purpose of soliciting additional proxies will allow the Tutor Perini shareholders who have already sent their proxies to revoke them any time prior to their use at the Annual Meeting as adjourned or postponed.

PROPOSAL 1: ELECTION OF DIRECTORS

BOARD OF DIRECTORS

In March 2013, the Board, in accordance with the provisions of Massachusetts General Laws and in consideration of recent corporate governance trends and best practices, by majority vote elected to declassify the Board. As such, the terms of all current members of the Board of Directors will expire at the Annual Meeting of Shareholders on May 27, 2015.

The current Board of Directors consists of eleven (11) members, eight (8) of whom are independent directors. The Board has re-nominated all eleven (11) of the current directors to serve until the 2016 Annual Meeting of Shareholders. In accordance with our bylaws, each director nominee will be elected to serve a one-year term expiring at the 2016 Annual Meeting of Shareholders, unless he or she resigns, dies, or is removed before his or her term expires, or until his or her successor has been duly elected and qualified.

The following individuals are the nominees for election to the Board:

Name	Age	Director Since
Ronald N. Tutor	74	1997
Marilyn A. Alexander	63	2008
Peter Arkley	60	2000
Sidney J. Feltenstein	74	2013
James A. Frost	62	2015
Michael R. Klein	73	1997
Robert C. Lieber	60	2014
Raymond R. Oneglia	67	2000
Dale A. Reiss	67	2014
Donald D. Snyder	67	2008
Dickran M. Tevrizian, Jr.	74	2011

The Board has affirmatively concluded that Messrs. Arkley, Klein, Lieber, Oneglia, Snyder, and Tevrizian, and Mss. Alexander and Reiss qualify as independent directors under the independence standards established by Section 303A of the NYSE corporate governance rules. Mr. Tutor and Mr. Frost, both of whom are executive officers and employees of the Company, as well as Mr. Feltenstein, who is Mr. Tutor’s father-in-law, do not qualify as independent directors and none of them serves on any committee that is reserved for independent directors. More detailed information about the Board’s determination of director independence is provided in the section of this proxy statement titled “Director Independence” starting on page 8.

The principal occupation, business experience and educational background of each director nominee are set forth below:

Ronald N. Tutor has served as our Chief Executive Officer since March 2000, as Chairman of the Board since July 1999, and as a director since January 1997. Mr. Tutor also served as Chairman of the Board, President and Chief Executive Officer of Tutor-Saliba Corporation (“Tutor-Saliba”), a privately held California corporation engaged in the construction industry, until Tutor-Saliba merged with the Company in September 2008. He is a member of the Board of Trustees of the University of Southern California. With over 18 years at the Company and over 52 years in the industry, Mr. Tutor brings to our Board an industry acknowledged leadership role and in-depth knowledge of our Company and the construction industry. Mr. Tutor holds a Bachelor of Science degree in Finance from the University of Southern California.

Marilyn A. Alexander has served as a director since 2008. She has been an independent consultant since 2003, serving as principal of Alexander & Friedman, LLC since 2006. She is a member of the board of directors, audit committee (chair), and nominating and governance committee for DCT Industrial Trust, an industrial real estate investment trust (REIT) specializing in the ownership, acquisition, leasing, development, and redevelopment of bulk distribution and light industrial properties. She also is a member of the board of directors and audit committee for Torchmark Corporation, a publicly traded holding company specializing in life and supplemental health insurance for middle-income Americans. Ms. Alexander is a member of the Board of Governors at Chapman University and Board of Regents, marketing and enrollment committee (chair), and finance committee for Brandman University, a non-profit subsidiary of Chapman University. Previously, she served on the board of directors for Equity Office Properties, PIMCO funds, PIMCO Variable Insurance Trust, PIMCO Commercial Securities Trust, Inc., and PIMCO Strategic Global Government Fund, Inc., as well as New Century Financial Corporation. Earlier, she was Senior Vice President and Chief Financial Officer of the Disneyland Resort, Vice President of Destination Marketing and Brand Management at the Walt Disney World Resort, and Vice President, Financial Planning and Analysis at Marriott Corporation. Ms. Alexander brings to our Board a wide range of management experience and financial expertise. Ms. Alexander holds a Bachelor of Arts degree in Philosophy from Georgetown University and a Master of Business Administration degree from the Wharton Graduate School, University of Pennsylvania. She is a Certified Public Accountant.

Peter Arkley has served as a director since May 2000. Since June 2011, he has served as Senior Managing Director, Construction Services Group of Alliant Insurance Services, an insurance and bonding brokerage firm. From 1994 to 2008, he served as the Chairman/CEO of AON’s United States Construction Services Group, an insurance and bonding brokerage firm, and from 2008 until June 2011 he served as the Managing Principal/CEO of AON’s Global Construction Group. He is also a director of the Greater Los Angeles Zoo Association, a non-profit organization. Mr. Arkley has extensive knowledge and expertise in insurance surety and financial service markets. Mr. Arkley provides the Board insight on risk management and financial service matters. Mr. Arkley holds a Bachelor of Science degree in Finance from Wagner College.

Sidney J. Feltenstein has served as a director since November 2013 and is a Senior Operating Partner of Sentinel Capital Partners. He is the retired chairman and CEO of Yorkshire Global Restaurants, Inc., the holding company for A&W Restaurants and Long John Silver’s, which he founded in 1994. Prior to creating Yorkshire Global Restaurants, Mr. Feltenstein spent 19 years with Dunkin’ Donuts in both operations and marketing, the last 12 of which he spent as chief marketing officer. In 1992, he left Dunkin’ Donuts to become executive vice president of worldwide marketing for Burger King Corporation. Mr. Feltenstein serves as a director of Focus Brands, Arby’s, Inc., Wingstop, Inc., Huddle House, Inc., Checkers, Inc., and TGI Fridays, all of which are privately held companies. In addition, he is a former trustee and Audit Committee chairman and is currently an Overseer of Boston University, and is a trustee of The Health Store Foundation and One Family Health, all of which are non-profit organizations. Mr. Feltenstein is a past chairman of the International Franchise Association (IFA) and a former chairman of the IFA Educational Foundation. He is also a member of the IFA Hall of Fame and a past recipient of the IFA’s Entrepreneur of the Year Award. Mr. Feltenstein brings extensive operational and marketing management expertise to the Board through various positions held over his career and through his experience as a director of other public and private companies. Mr. Feltenstein holds a Bachelor of Arts degree in Communications from Boston University.

James A. Frost has served as a director since February 2015, when he was promoted to the position of President and Chief Operating Officer. He originally joined the Company’s predecessor, Tutor-Saliba Corp., in 1988 and quickly climbed to the role of Chief Operating Officer. Over the course of his career, Mr. Frost has gained extensive executive leadership experience in construction management and operations, overseeing numerous projects, including many of the Company’s largest and most difficult building and civil projects. Since 2008, Mr. Frost has served as Executive Vice President and CEO of Tutor Perini’s Civil Group. With more than 25 years of experience with the Company, Mr. Frost provides to the Board significant insight into the executive management and operational aspects of the Company.

Michael R. Klein has served as a director since January 1997 and as Vice Chairman of the Board since September 2000. He is the designated Lead Director and is considered an independent director, as defined by the NYSE and as affirmed by the Board. Mr. Klein, a private investor, serves as Chairman of the Board of Directors of CoStar Group, Inc., a publicly held provider of commercial real estate information; as Chairman and CEO of the Sunlight Foundation, a non-profit organization; and as Chairman of the Shakespeare

Theatre Company, a non-profit organization. Through 2009 he served as Chairman of the Board of Directors of Le Paradou, LLC, a privately held company, and through 2011 he served as the Lead Director and Chairman of the Governance Committee of SRA International, Inc., a formerly publicly held provider of technology and strategic consulting services and solutions which was sold in June 2011. He is also a director of ASTAR Air Cargo, Inc., a privately held company which was sold in 2014 and of ThinkFood Group, LLC, a privately held company. From 1974 until 2005, Mr. Klein was a partner of the law firm Wilmer Cutler Pickering, now Wilmer Hale. Mr. Klein’s 33 plus years as a corporate lawyer, investor, and director of multiple corporations, both public and private, qualify and enable him to contribute sound judgment and leadership to the Company in his role as Lead Director. Mr. Klein holds a Master of Laws degree from the Harvard Law School and Juris Doctor and Bachelor of Business Administration degrees from the University of Miami.

Robert C. Lieber has served as a director since August 2014. Mr. Lieber is Executive Managing Director of the Island Capital Group, which he joined in July 2010 after having served under New York City Mayor Michael R. Bloomberg as Deputy Mayor for Economic Development. Prior to joining the Bloomberg administration in January 2007, Mr. Lieber retired from Lehman Brothers after 23 years, serving most recently as a Managing Director in Lehman’s Real Estate Private Equity Fund and earlier as the Global Head of Real Estate Investment Banking. Mr. Lieber also serves as a Director of ACRE Realty Investors, a publicly traded real estate investment trust headquartered in Atlanta, Georgia. He is also Board member, Secretary of the Board and Trustee for the Urban Land Institute and formerly served as Chairman of the Zell-Lurie Real Estate Center at the Wharton School, University of Pennsylvania. Mr. Lieber brings extensive expertise and insight into financial and political matters pertaining to real estate and infrastructure development projects, gained through his experience in the financial and government sectors. Mr. Lieber holds a Bachelor of Arts degree from the University of Colorado and a Master of Business Administration degree from the Wharton School.

Raymond R. Oneglia has served as a director since March 2000. Since 1997, he has also served as Vice Chairman of the Board of Directors of O&G Industries, Inc., a Connecticut corporation engaged in the construction industry, and prior to that, served in various operating and administrative capacities since 1970. Mr. Oneglia’s 45 years of experience at O&G Industries allows him to contribute an in-depth industry perspective. Mr. Oneglia holds a Bachelor of Science degree from Union College.

Dale A. Reiss has served as a director since May 2014. She currently serves as senior managing director of Brock Capital Group LLC and chairman of Brock Real Estate LLC, its equity and mezzanine financing arm, as well as managing director of Artemis Advisors, LLC. Ms. Reiss is a director of iStar Financial Inc., a real estate finance company, where she is chairperson of the Audit Committee and a member of the Investment Committee, and of CYS Investments, Inc., where she is a member of the Audit and Nominating and Governance Committees. Ms. Reiss was a senior consultant to the Global Real Estate Center of Ernst & Young LLP from 2008 to 2011. Until her retirement in 2008, she served as Global and America’s director of real estate, hospitality and construction, at Ernst & Young LLP and was a senior partner there from 1995 through 2008 in various capacities. She served as a managing partner at Kenneth Leventhal & Company from 1985 through its merger with Ernst & Young in 1995. From 1980 to 1985, Ms. Reiss was a senior vice president and controller at Urban Investment & Development Company. Since 1998, Ms. Reiss has served as a governor and past trustee of Urban Land Institute and in various Urban Land Institute officer and committee leadership positions. She also serves on the board of directors of the Guttmacher Institute. She is a former member of the board of directors of Post Properties, Inc., where she served on the Audit Committee, and of the Pension Real Estate Association. In 2002, the New York Women Executives in Real Estate named Ms. Reiss Woman of the Year. Ms. Reiss is a Certified Public Accountant. Ms. Reiss brings extensive expertise in financial and accounting matters from her experience over an extended period at several major public accounting firms, her leadership experience in management and operations at those firms, and her experience as a director of other public and private companies. Ms. Reiss holds a Bachelor of Science degree in Economics and Accounting from the Illinois Institute of Technology and a Master of Business Administration degree from the University of Chicago.

Donald D. Snyder has served as a director since 2008. He was a director and the president of Boyd Gaming Corporation from 1997 until his retirement in 2005. Following service from 2010 as dean of the Harrah College of Hotel Administration at the University of Nevada, Las Vegas (“UNLV”), Mr. Snyder was named Acting President of UNLV in February 2014. Since January 2015, he has served as Presidential Advisor at UNLV. He also serves as a member of the nominating and governance (chair) and the risk management committees of Western Alliance Bancorporation, a publicly held commercial bank holding company, as well as serving as a member of the board of directors of its lead bank, Western Alliance Bank (formerly Bank of Nevada), and as a director and member of the compensation, governance (chair), and audit committees of Switch, LLC, a privately held technology company. He is presently on the Board of Directors of non-profit entities, including The Smith Center for the Performing Arts (Chairman) and the Nathan Adelson Hospice. Mr. Snyder’s role as a public gaming company executive, his experience in commercial banking (former Chairman & CEO of First Interstate Bank of Nevada), and his experience on several public, private and non-profit boards provides the Board comprehensive insight on financial and business matters. Mr. Snyder holds a Bachelor of Science degree in Business Administration from the University of Wyoming.

Dickran M. Tevrizian, Jr. has served as a director since September 2011. Prior to his retirement in April 2007, Mr. Tevrizian was a federal judge for the United States District Court for the Central District of California since 1986, and earlier served from 1972 to 1982 as a Superior Court judge for the State of California. From 1999 to 2007, Judge Tevrizian also served as an Advisory Director to the University of California, Los Angeles School of Public Policy. Upon retirement from the federal judiciary, Judge Tevrizian assumed the role of a private mediator/arbitrator with Judicial Arbitration and Mediation Services. Judge Tevrizian also serves on the boards of the Children’s Hospital of Los Angeles, the legal advisory board of Legal Zoom, Inc. and several other privately held companies and corporations. He is also a trustee of Pacific Oaks College. Judge Tevrizian’s 31 plus years of experience as a federal and state judge provides the Board with significant insight on risk management and compliance matters. Mr. Tevrizian holds a Juris Doctor degree and a Bachelor of Science degree in Finance from the University of Southern California.

Former Director

Robert Band served as a director from May 1999 until his resignation from the Board in February 2015. He continues to serve with the Company as President, Perini Management Services. Previously, Mr. Band served as the Company’s President from May 1999 until February 2015 and as Chief Operating Officer from March 2000 to March 2009. He also previously served in various operating and financial positions with the Company since 1973, including Executive Vice President and Chief Financial Officer from 1997 to1999. Mr. Band is also the immediate past president of Jewish Family Services of Metrowest, a non-profit entity. Over his career with the Company, which has spanned more than 40 years, Mr. Band has provided tremendous insight into the financial and operational aspects of the Company and brought significant international and government expertise to the Board gained through his executive positions at Perini Management Services, Inc. Mr. Band holds a Bachelor of Business Administration degree in Accounting from the University of Massachusetts.

THE TUTOR PERINI BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” EACH OF THE BOARD OF DIRECTORS’ NOMINEES FOR RE-ELECTION OR ELECTION AS DIRECTOR.

EXECUTIVE OFFICERS

The following table sets forth certain information on our executive officers.

Name	Age	Position
Ronald N. Tutor	74	Chairman of the Board and Chief Executive Officer
James A. Frost	62	President and Chief Operating Officer
Michael J. Kershaw	65	Executive Vice President and Chief Financial Officer
Craig W. Shaw	60	Executive Vice President and CEO of the Building Group

For biographical summaries of Mr. Tutor and Mr. Frost, see Proposal 1 above.

Michael J. Kershaw has served as Executive Vice President and Chief Financial Officer since September 2011. Previously, he served as Senior Vice President and Chief Accounting Officer of The Shaw Group Inc., a global provider of technology, engineering, procurement, and construction services. Mr. Kershaw joined The Shaw Group in September 2007 as Senior Vice President and Corporate Controller. From 2005 until September 2007, he served as the Vice President of Accounting and Finance of the Energy and Chemicals Division of KBR, Inc., a global engineering, construction and services company. From 2003 until 2005, Mr. Kershaw served as Senior Controller for KBR, Inc. Mr. Kershaw holds a Master of Business Administration degree from Tulane University and a Bachelor of Science degree in Economics and Accounting from the University of Bristol in England. He is a fellow of the Institute of Chartered Accountants in England and Wales.

Craig W. Shaw was appointed Executive Vice President and Chief Executive Officer of the Building Group in May 2013. Mr. Shaw was previously appointed in May 2007, and continues to serve, as President and Chief Executive Officer of Tutor Perini Building Corp., one of the business units within the Building Group. Prior to that, he served in various project and executive management positions, including President, at Perini Building Company since joining the Company in 1978. Mr. Shaw holds a Bachelor of Science degree in Construction Engineering from Arizona State University.

Our officers are elected on an annual basis at the Board of Directors’ Meeting immediately following the Annual Meeting of Shareholders, to hold such offices until the Board of Directors’ Meeting following the next Annual Meeting of Shareholders and until their respective successors have been duly appointed or until his earlier resignation or removal.

Board Composition

The Board currently consists of eleven directors, all of whose terms expire upon the election of their successors at the 2015 Annual Meeting. Most recently, Robert C. Lieber was elected to the Board by a vote of the directors in August 2014. Earlier, Dale A. Reiss was elected to the Board by a vote of the Company’s shareholders at the 2014 Annual Meeting of Shareholders. Sidney J. Feltenstein

was originally appointed to the Board in November 2013 to fill the vacancy created by the death of former director Robert L. Miller in August 2013, and he was subsequently re-elected by a vote of the shareholders at the 2014 Annual Meeting. Mr. Feltenstein was originally nominated by Mr. Tutor, pursuant to Mr. Tutor’s rights under a shareholder agreement by and among the Company and certain of its shareholders, dated April 2, 2008, as amended on September 17, 2010, June 2, 2011, September 13, 2011 and March 20, 2013 (the “Amended Shareholders Agreement”), as discussed below. Mr. Feltenstein is Mr. Tutor’s father-in-law. The Corporate Governance and Nominating Committee reviewed Mr. Feltenstein’s qualifications and his appointment to the Board was unanimously approved by the Board.

Under the Amended Shareholders Agreement, which became effective upon the September 2008 merger between Perini Corp. and Tutor-Saliba, Mr. Tutor (as the representative of the former Tutor-Saliba shareholders) has the right to designate one nominee for election as a member of the Board (and thereafter, for nomination for election), so long as Mr. Tutor and the two trusts he controls (the “Tutor Group”) own at least 11.25% of the outstanding shares of the Company’s common stock. For more information, see “Amended Shareholders Agreement” starting on page 41.

As of the date of this proxy statement and as also discussed above, Mr. Tutor elected to exercise his right to designate one nominee to the Board when he designated Mr. Feltenstein for nomination and election to the Board.

Director Independence

The Board has determined that Ms. Alexander, Mr. Arkley, Mr. Klein, Mr. Lieber, Mr. Oneglia, Mr. Snyder, Ms. Reiss, and Judge Tevrizian, are “independent” in accordance with the independence standards established by Section 303A of the NYSE rules. In determining independence pursuant to NYSE standards, after an initial review by the Corporate Governance and Nominating Committee, each year the Board makes an affirmative determination whether directors have a direct or indirect material relationship with Tutor Perini, including its subsidiaries that may interfere with their ability to exercise their independence from Tutor Perini.

In evaluating the independence of each non-employee director, the Board considered several factors. With respect to Mr. Oneglia, the Board considered the relationship between O&G Industries, Inc., of which Mr. Oneglia is Vice Chairman of the Board of Directors and a shareholder, and Tutor Perini, including the construction joint ventures between Tutor Perini and O&G Industries. The Board determined that the joint ventures did not impact Mr. Oneglia’s independence from Tutor Perini management because: (1) the joint ventures are formed for the limited purposes of performing specific contractual requirements for owners as is commonplace in the construction business, (2) Mr. Oneglia is not personally involved in the management of these joint ventures and (3) Tutor Perini and O&G have an equal vote in the governance of such joint ventures. With respect to Mr. Arkley, the Board considered the relationship between Alliant Insurance Services (“Alliant”) during 2014, of which Mr. Arkley is currently Senior Managing Director, Construction Services Group, and Tutor Perini, an insurance and bonding client of Alliant. The Board has determined that his independence from Tutor Perini management is not impacted because: (1) services provided by Alliant are supplied to Tutor Perini on terms similar to Alliant’s other clients and (2) income generated by Alliant for services provided to Tutor Perini are not material to Alliant’s U.S. or consolidated operations. Specifically with regard to the income generated by Alliant, the Board also considered the independence testing as defined in the NYSE Listing Standard 303A.02(b)(v), which states that a director is not independent if the director is a current employee of a company that has made payments to or received payments from Tutor Perini in an amount which, in any of the last three fiscal years exceeds the greater of $1 million or 2% of such other company’s consolidated gross revenues. For 2014, Tutor Perini paid fees to Alliant which were less than 2% of Alliant’s 2014 consolidated gross revenues. No other independent directors had material relationships with Tutor Perini other than in their capacities as directors.

Messrs. Tutor and Frost, who are executive officers and employees of Tutor Perini, as well as Mr. Feltenstein, who is Mr. Tutor’s father-in-law, do not qualify as independent directors, and none of them serves on any committee that is reserved for independent directors.

Communications with the Board

The Board welcomes the submission of any comments or concerns from shareholders, employees and other interested parties. Any shareholder, employee or interested party who wishes to communicate with the Board may submit such communication in writing to Tutor Perini Corporation, 15901 Olden Street, Sylmar, California 91342 and marked to the attention of the Board or any of its committees or individual directors. All comments or concerns from shareholders and other interested parties will be forwarded directly to the appropriate Board committee or specific directors, as well as to the Company’s Compliance Officer.

In order to facilitate communications with the independent directors, we have a secure telephone number (800-489-8689) whereby shareholders, employees and other interested parties may be able to make their concerns known directly and confidentially to the non-employee directors, the Audit Committee, or the Corporate Governance and Nominating Committee. Shareholders and other interested parties can also communicate with the independent directors via email at board@tutorperini.com. The designated recipients of these reports will not filter the communications.

CORPORATE GOVERNANCE

Board Leadership

Mr. Tutor is the Chairman of the Board and Chief Executive Officer. The Chairman of the Board and Chief Executive Officer positions are separately designated offices of the Company, as defined in the Company’s bylaws. However these offices may be held by the same person. Mr. Tutor’s Employment Agreement stipulates that he shall serve as the Company’s Chief Executive Officer, as a member of the Board of Directors, and as Chairman of the Board. Furthermore, the Board has evaluated these positions and determined that Mr. Tutor’s continued participation in both positions is important to the continued success of the Company because of: (i) his iconic role in the construction industry with a proven past in the successful bidding and managing of large, complex building and civil projects, (ii) his strong industry relationships with our surety and insurance partners, and (iii) his lengthy history of business acumen and strategic acquisitions which have significantly increased the Company’s competitiveness through vertical integration of the Company’s services and an expanded nationwide footprint, including a strong presence in the New York and east coast construction markets.

Mr. Klein is a non-employee director designated to be the Lead Director. Mr. Klein was elected the Lead Director by a majority of the independent directors and was determined by the Board to be independent. As Lead Director, Mr. Klein has had the duties and authority outlined starting on page 11 under “Corporate Governance and Nominating Committee.”

Committees and Meetings of the Board of Directors

The Board met six times during 2014. During 2014, each of our directors attended at least 75% of: (i) the total number of meetings of the Board and (ii) the total number of meetings held by all committees on which such director served. The members of the Board are encouraged to attend our annual shareholders meetings. Nine of the eleven current directors attended the 2014 Annual Meeting of Shareholders, with the exception of Messrs. Lieber and Frost, whose terms began in August 2014 and February 2015, respectively, after the date of the 2014 Annual Meeting. Mr. Band also attended the 2014 Annual Meeting.

Our bylaws authorize the Board to appoint one or more committees, each consisting of one or more directors. The Board currently has three standing committees: an Audit Committee, a Corporate Governance and Nominating Committee, and a Compensation Committee.

The Board’s Role in Risk Oversight

Periodically, and at least quarterly, the Board meets with management to discuss key risks to our operations and our strategy as well as risk mitigation plans and activities. The Board plays an integral role in providing risk oversight on potential related party transactions and any transactions outside of the normal course of our operations. Our Board administers its risk oversight function as a whole and through its Board committees. For example, the Audit Committee regularly discusses with management our major risk exposures, their potential financial impact on our company and our risk mitigation strategies. In addition, the Audit Committee participates in regular reviews of our process to assess and manage enterprise risk management, including those related to market/environmental, strategic, financial, operational, legal, compliance, and reputational risks. In addition, each of the other standing Board committees (the Compensation Committee and the Corporate Governance and Nominating Committee) regularly meets to discuss the short-term and long-term objectives and to provide oversight for risks relating to the applicable committee’s areas of responsibility. The Compensation Committee, with management’s assistance, reviews the compensation plans and programs throughout the Company to confirm that these plans do not encourage excessive risk-taking that may have a materially adverse effect on the Company.

Since Mr. Tutor serves as both CEO and Chairman of the Board, having a non-employee Lead Director in place, as discussed above, helps to ensure that the Board is fulfilling its role in risk oversight.

Nominations for Director

The Board seeks candidates who are independent, possess relevant business, professional, or board experience to make a significant contribution to the Board and have sufficient availability to attend to the business of the Company. Annually, the Corporate Governance and Nominating Committee conducts an evaluation of the Board to determine whether it is functioning effectively, and recommends to the full Board the slate of director-nominees to be nominated for election at the next annual meeting of shareholders. Potential candidates for the Board may include candidates nominated by shareholders in accordance with our bylaws, those identified by a search firm retained for such purpose, or candidates recommended by other persons, including current directors or executive officers. Pursuant to the Corporate Governance and Nominating Committee charter, the process and criteria for considering the recommendations of shareholders with respect to candidates for election to the Board is the same as those used for candidates recommended by other parties. The minimum qualifications and specific qualities and skills required for directors are set forth in the Corporate Governance Guidelines, a copy of which is maintained in the “Corporate Governance” section of our website at www.tutorperini.com. The Corporate Governance and Nominating Committee considers the diversity in skill and experience of each nominee when evaluating candidates individually and when considered with all directors as a group.

A shareholder who wishes to recommend a director-nominee to the Corporate Governance and Nominating Committee for the 2016 Annual Meeting of Shareholders should submit the recommendation in writing to Tutor Perini Corporation, 15901 Olden Street, Sylmar, California 91342, Attention: Corporate Secretary, so it is received not less than 75 days nor more than 180 days prior to the anniversary date of the 2015 Tutor Perini Annual Meeting of Shareholders. However, if the 2016 Annual Meeting of Shareholders is held more than seven (7) days earlier than the anniversary date of the 2015 Annual Meeting of Shareholders, then notice must be delivered or received no later than 5:00 p.m. Pacific Daylight Time on (a) the 20th day following the earlier of: (i) the day on which such notice of the date of the annual meeting is mailed or (ii) the day on which public disclosure of the date of the annual meeting is made, or (b) if such date of notice or public disclosure occurs more than 75 days prior to the scheduled date of such meeting, then the later of: (i) the 20th day following the first to occur of such notice or such public disclosure or (ii) the 75th day prior to such scheduled date of such meeting.

Audit Committee

The Audit Committee consists of Michael R. Klein (Chair), Marilyn A. Alexander, Raymond R. Oneglia, and Dale A. Reiss. Each of the members of the Audit Committee is “financially literate”, as defined in the NYSE listing standards and meets the independence requirements for members of an audit committee set forth in the rules of the SEC and the listing standards of the NYSE, as affirmed by the Board. Based upon review of their qualifications, the Board has designated Mr. Klein and Mss. Alexander and Reiss as the Company’s “audit committee financial experts” as defined by the rules of the SEC.

The primary duties and responsibilities of the Audit Committee are to:

1.Oversee the integrity of our internal controls, financial systems and financial statements;

2.Review the quarterly unaudited and annual audited financial statements with management and the independent auditor;

3.Appoint and evaluate the independent auditor and monitor and evaluate the auditor’s qualifications and independence;

4.Oversee compliance with legal and regulatory requirements;

5.Meet with the independent auditor in executive session at least annually;

6.Monitor the performance of both our internal and external auditors; and

7.Annually review the Audit Committee’s charter and performance.

The Audit Committee has the authority to retain special legal, accounting or other consultants to advise the Audit Committee. The Audit Committee met eight times during 2014.

AUDIT COMMITTEE REPORT

Pursuant to rules adopted by the SEC designed to improve disclosures related to the functioning of corporate audit committees and to enhance the reliability and credibility of financial statements of public companies, the Audit Committee of the Board submits the following report.

The primary duties and responsibilities of the Audit Committee (the “Committee”) are to oversee:

1.The integrity of Tutor Perini’s internal controls, financial systems and financial statements;

2.Compliance by Tutor Perini with legal and regulatory requirements;

3.The appointment, pre-approval of non-audit services and performance of Tutor Perini’s independent auditors; and

4.The performance of Tutor Perini’s internal audit function.

Management has primary responsibility for Tutor Perini’s financial statements and the overall reporting process, including Tutor Perini’s system of internal controls, and compliance with Sarbanes-Oxley Section 404.

The directors who currently serve on the Committee meet the “independence” and “experience” requirements of the NYSE, and have been so affirmed by the Board. The Board has designated Michael R. Klein, Marilyn A. Alexander, and Dale A. Reiss as the Company’s “audit committee financial experts”, as defined by the rules of the SEC, based on review of their qualifications.

The Board has adopted a written charter setting forth the duties and responsibilities the Committee is to perform, which we review annually and revise as appropriate.

The independent auditors, in accordance with the standards of the Public Company Accounting Oversight Board (“PCAOB”), audit the effectiveness of the internal controls over financial reporting as well as annual financial statements prepared by management, express an opinion as to whether those financial statements present fairly the financial position, results of operations and cash flows of Tutor Perini in conformity with accounting principles generally accepted in the United States and discuss with us any issues they believe should be raised with us.

We reviewed with the Company’s independent auditors, Deloitte & Touche LLP, who are responsible for expressing an opinion on the conformity of the audited financial statements with generally accepted accounting principles, their judgments as to the quality, not just the acceptability, of our accounting principles and such other matters as are required to be discussed with the Audit Committee under generally accepted accounting standards. In addition, we have received from and discussed with Deloitte & Touche LLP the written disclosure and the letter required by PCAOB Ethics and Independence Rule 3526, “Communication with Audit Committees Concerning Independence.” We also discussed with Deloitte & Touche LLP its independence and any matters requiring discussion per the standards of the PCAOB, including those required by Statement on Auditing Standards No. 61, Communication with Audit Committees, as amended.

Based on these reviews and discussions, we recommended to the Board that Tutor Perini’s audited financial statements be included in the Tutor Perini Corporation Annual Report on Form 10-K for the fiscal year ended December 31, 2014.

AUDIT COMMITTEE
Michael R. Klein, Chair
Marilyn A. Alexander
Raymond R. Oneglia
Dale A. Reiss

Corporate Governance and Nominating Committee

The Corporate Governance and Nominating Committee consists of Michael R. Klein (Chair), Robert C. Lieber, Donald D. Snyder, and Dickran M. Tevrizian, Jr. Each member of the Corporate Governance and Nominating Committee is an independent director, as defined by the NYSE and as affirmed by the Board. The duties of the Corporate Governance and Nominating Committee include:

1.Identifying individuals qualified to become directors and recommending to the full Board the persons to be nominated for election as directors;

2.Recommending director nominees for each committee of the Board and nominees for Chair of each committee;

3.Evaluating the independence of each director and so advising the Board;

4.Conducting a review and update, as necessary, of the Corporate Governance Guidelines and the Code of Business Conduct and Ethics;

5.Conducting evaluations of the performance of the Board and each committee, including a self-evaluation; and

6.Nominating a Lead Director whose duties shall include presiding at executive sessions of the non-management directors.

The Corporate Governance and Nominating Committee has the authority to retain consultants or other experts as it considers necessary to assist in the performance of its duties. The Corporate Governance and Nominating Committee met four times during 2014.

The independent directors have designated Michael R. Klein, chair of the Audit Committee and the Corporate Governance and Nominating Committee, to act as the “Lead Director.” In his capacity as Lead Director, Mr. Klein has the following duties and authority:

Chairing any meeting of the independent members of the Board in executive session;

Meeting with any director who is not adequately performing his duties as a member of the Board or any committee;

Serving as a liaison between the Chairman of the Board and the independent directors;

Working with the Chairman of the Board to prepare the agenda for Board meetings and determining the need for special meetings of the Board; and

Consulting with the Chairman of the Board on matters relating to corporate governance and Board performance.

Tutor Perini maintains in the “Corporate Governance” section of its website at www.tutorperini.com, copies of the charters of each of the committees of our Board. We have also developed Corporate Governance Guidelines and a Code of Business Conduct and Ethics to outline our commitment to carefully govern the operation of our business and compliance with applicable laws and regulations, while maintaining the highest ethical standards. The Code applies to all of our officers, directors, and employees, including our principal executive officer, principal financial officer, principal accounting officer, and persons performing similar functions. Tutor Perini’s Corporate Governance Guidelines and Code of Business Conduct and Ethics are also available in the “Corporate Governance” section of our website at www.tutorperini.com. Interested parties may obtain printed copies of these documents by writing to or calling the Investor Relations Department of the Company at 15901 Olden Street, Sylmar, California 91342; Telephone: (818) 362-8391; E-Mail: investor.relations@tutorperini.com. Any amendments to, or waivers of, the Code of Business Conduct and Ethics which apply to our directors, Chief Executive Officer, President, Chief Financial Officer, or any person performing similar functions will be disclosed on our website promptly following the date of such amendment or waiver.

Compensation Committee

The Compensation Committee consists of Donald D. Snyder (Chair), Peter Arkley, and Michael R. Klein. Each member of the Compensation Committee is an independent director, as defined by the NYSE and as affirmed by the Board.

The principal powers and duties of the Compensation Committee as established by the Board are to:

1.Review and approve the executive compensation programs and policies and to employ outside expert assistance, if required, to analyze our compensation practices to assure that they are consistent with corporate goals and objectives, and competitive with those of comparable firms in the construction industry;

2.Review and approve corporate goals and objectives relevant to the compensation of the Chairman of the Board and Chief Executive Officer, to evaluate his performance in light of those goals and objectives, and to determine and recommend to the Board for approval his compensation level based on this evaluation;

3.Make recommendations to the Board with respect to executive officer compensation;

4.Recommend to the Board annual profit and, if applicable, other targets for Tutor Perini for the purpose of determining incentive compensation awards under the provisions of the 2009 General Incentive Compensation Plan and the Amended and Restated (2004) Construction Business Unit Incentive Compensation Plan (the “Incentive Compensation Plans”);

5.Administer the Tutor Perini Corporation Long Term Incentive Plan (the “Stock Option Plan”) and the Incentive Compensation Plans; such administration includes power to: (i) approve participants’ participation in the Stock Option Plan, (ii) establish performance goals, (iii) determine if and when any bonuses shall be paid, (iv) pay out any bonuses, in cash or stock or a combination thereof, as the Committee shall determine from year to year, (v) construe and interpret the Incentive Compensation Plans and the Stock Option Plan, and (vi) establish rules and regulations and perform all other acts it believes reasonable and proper; and

6.Review the investment performance of the Perini Corporation Pension Plan and make changes in investment managers and allocations, as the Compensation Committee deems necessary.

The Compensation Committee has the authority to retain special consultants to advise the Committee as it considers necessary. These consultants report exclusively to the Compensation Committee, which has sole discretion to hire and fire the consultants and to approve the consultants’ fees. The Compensation Committee in 2014 retained the services of Meridian Compensation Partners, LLC (“Meridian”) to review and provide guidance on the 2014 proxy statement and to provide other consultative services related to our compensation programs and practices. In addition, during 2014, the Compensation Committee consulted Kirkland & Ellis LLP (“K&E”), on certain legal aspects of executive compensation, including our employment and compensation arrangements with our CEO and other executive officers, the design of performance goals pursuant to our 2014 incentive compensation programs for our executive officers, and our Say-on-Pay Proposal. K&E also advises the Company regarding executive compensation matters, including executive compensation practices and contractual matters as well as regarding our equity compensation plans and other executive and employee plans. The Compensation Committee considered independence factors under Dodd-Frank and NYSE rules and concluded that the work performed by Meridian and K&E did not give rise to any conflicts of interest.

The Compensation Committee met six times during 2014.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and approved the Compensation Discussion and Analysis (CD&A) contained in this proxy statement. The Compensation Committee has recommended to the Board, and the Board has approved, that the CD&A be included in the 2015 proxy statement for filing with the SEC.

COMPENSATION COMMITTEE
Donald D. Snyder, Chair
Peter Arkley
Michael R. Klein

COMPENSATION DISCUSSION AND ANALYSIS

Introduction

This discussion addresses executive compensation in 2014 for our named executive officers (“NEOs”), who are:

•	Ronald N. Tutor – Chairman of the Board and Chief Executive Officer;
•	Michael J. Kershaw – Executive Vice President and Chief Financial Officer;
•	Robert Band – Director and President (during 2014);
•	James A. Frost – Executive Vice President (during 2014) and CEO of the Civil Group; and
•	Craig W. Shaw – Executive Vice President and CEO of the Building Group.

In this Compensation Discussion and Analysis ("CD&A"), we first provide a summary of our executive compensation practices. Next, we discuss unique factors that play into the Company’s executive compensation decisions and practices. We then provide an overview of our 2014 business highlights and discuss the results of the 2014 advisory vote on our executive compensation and the actions taken in response to the advisory vote results. Finally, we discuss the Company’s compensation philosophy, including the process which the Compensation Committee follows in deciding how to compensate Tutor Perini's NEOs, and provide an overview and details regarding the elements of compensation and targets of Tutor Perini's compensation program.

Tutor Perini’s core compensation philosophy is one of pay for performance whereby incentive compensation to our executive officers is based on the achievement of financial goals that the Compensation Committee and our Board believe are critical to enhancing shareholder value.

Executive Compensation Practices

Tutor Perini’s executive compensation programs are designed to reflect appropriate governance practices aligned with the needs of our business. Below is a summary of compensation practices we have implemented to drive performance in alignment with shareholder interests, followed by a list of those we do not practice.

What We Do:

Pay-for-Performance Philosophy – The majority of executive compensation is performance-based and is tied to our financial performance. We utilize aggressive, but achievable performance targets to provide our executives strong incentives to maximize shareholder value. As a result, our NEOs may earn significantly less than their potential targeted total compensation in a given year. See page 20 for further details.

Ongoing Shareholder Outreach Program – We maintain an open and regular dialogue with our large institutional shareholders to glean insights regarding their views and opinions about our executive compensation programs, and to provide the Company’s compensation perspectives. See page 17 for further details.

Double-Trigger Equity Acceleration upon a Change-in-Control – Since June 2012, all new long-term incentive award grants have provided for accelerated vesting upon a change-in-control only if the executive is involuntarily terminated (without “Cause”) in conjunction with that change-in-control.

Stock Ownership Policy – NEOs must acquire and hold Tutor Perini stock worth three to six times their base salary within five years of appointment. As of the most recent measurement date, all NEOs met or exceeded these requirements. Our non-employee directors must also acquire and hold Tutor Perini stock worth five times their annual cash retainer by the later of fiscal year-end 2015 or five years from the date of their election to the Board. As of the most recent measurement date, all non-employee directors met or exceeded these requirements. The three directors who have joined the Board over the past two years are not yet required to meet this requirement.

Stock Retention Policy – NEOs, as well as non-employee directors and other executives designated by the Compensation Committee, are required to maintain ownership of at least 75% of net shares acquired via grants of equity-based compensation until they are no longer with the Company. As of the most recent measurement date, all NEOs, non-employee directors and other executives so designated by the Compensation Committee were in compliance with this policy.

Clawback Policy – NEOs are subject to a clawback policy that applies in the event of certain financial restatements.

Mitigation of Undue Risk – Our compensation plans have provisions to mitigate undue risk, including caps on the maximum level of payouts, clawback provisions, and Board and management processes to identify risk. We do not believe any of our compensation programs create risks that are reasonably likely to have a material adverse impact on the Company.

Independent Executive Compensation Consultant – The Compensation Committee worked with an independent executive compensation consultant on matters related to the proxy statement and the Company’s compensation programs and practices. The consultant provided no other services to Tutor Perini.

What We Don’t Do:
No Excise Tax Gross-Ups Upon Change-in-Control – As of September 2013, the Company does not and will not provide any 280G excise tax gross-up benefits upon a change-in-control.
No Repricing of Underwater Stock Options
No Discounted Stock Option Grants
No Permitted Hedging, Short Sales, or Derivative Transactions in Company Stock

Unique Factors Play into our Executive Compensation Decisions and Practices

Over the past several years, Mr. Tutor has been the key driving force—both strategically and operationally—behind the Company’s growth and evolution into a stronger, vertically integrated, and broader geographic player in the market. Through several strategic acquisitions and other business decisions, including a refocus from the Las Vegas market to the New York market, Mr. Tutor has transformed the Company from a firm primarily involved in lower-margin building work to one that today boasts a broad nationwide footprint with particular strength in the New York and east coast markets. Our growth is driven today by a large volume of higher-margin civil and specialty contracting opportunities and an increasing volume of larger, complex building project opportunities.

Mr. Tutor’s value to the Company is significant. This factors in to the Compensation Committee’s decision-making process and plays strongly into the Compensation Committee’s views on the appropriateness of Mr. Tutor’s compensation.

Tutor Perini is a construction services company that competes with many other companies—both public and private—for projects and for executive talent. Our closest competitors for projects are primarily large privately held firms whose focus and revenues stem largely from construction services and less from providing design and engineering services. In contrast, the revenues of many of the larger publicly traded companies with which we sometimes compete are primarily consulting, design, architecture, and engineering services with some construction-related revenues. Our Board and executive management have found through various succession planning endeavors that overall executive compensation levels at our privately held competitors tend to be higher compared with compensation levels at our publicly traded peers. While Mr. Tutor’s compensation is higher than the compensation levels of CEOs at several of the Company’s public peers, it is lower than the compensation levels of CEOs at our privately held peers and significantly lower than it was at then privately held Tutor-Saliba.

The construction markets in which the Company operates are inherently cyclical and demand levels fluctuate significantly more than in the markets for consulting, engineering, and design services. Throughout these cycles, we strive to ensure that our executive compensation programs remain consistent with the competitive labor markets for executive talent, especially in comparison with the privately held peers with which we compete for projects and executive talent. The Compensation Committee considers, when available, private company compensation levels and construction market cyclicality and volatility important factors when assessing and understanding the Company’s executive compensation programs.

The Company’s unique history and evolution has had a substantial impact on the Company’s executive compensation views and practices. Tutor Perini was formed through the merger in 2008 between Perini Corp., a publicly held construction company based in Framingham, Massachusetts, and Tutor-Saliba Corp., Mr. Tutor’s former privately held construction company based in Sylmar, California. Prior to the merger, Mr. Tutor had been the Chairman and Chief Executive Officer of both companies as a result of the Perini board’s request that he assist them in restructuring Perini during a period of extreme financial distress. Mr. Tutor was instrumental in successfully restructuring Perini and returning it to financial health and improved operational performance, while simultaneously growing his successful west coast business. Mr. Tutor’s critical role in Perini’s corporate survival and return to prosperity was evidenced in 2005 when Forbes magazine named Perini Corp. to its list of the Best Managed Companies in America. When Mr. Tutor later contemplated an initial public offering for Tutor-Saliba, the Perini board asked him to instead consider a merger between the two companies, based on his in-depth knowledge of both companies and the significant scale and synergies that a combination could create. Mr. Tutor agreed and the merger was completed in September 2008. The newly combined company changed its name to Tutor Perini Corporation in 2009.

The success of our diversification and expansion efforts, and of Mr. Tutor’s active involvement in our bidding and claims management efforts, continues to be evidenced by the numerous large, complex contract awards received in 2014, as well as by the favorable resolution in 2014 of several key sizable legal disputes. See “2014 Business Highlights” below. Mr. Tutor plays an important role in the review and approval process of bids for many of the Company’s larger prospective civil projects. Many of these contracts were won partly as a result of our integrated approach to bidding and executing large projects, which involves fully leveraging all of our civil, building, and specialty contracting capabilities. He also plays an instrumental role in navigating and negotiating the legal processes related to various disputes over our larger claims, unapproved change orders, and other matters.

2014 Business Highlights

The Company experienced another year of strong growth and improved profitability in 2014. During the year, we continued leveraging our broad geographic reach and enhanced self-perform capabilities through our integrated approach to bidding and executing projects, and were rewarded by winning several new major projects, including: two mass transit projects in New York collectively valued at $844 million; a $255 million multi-unit residential tower project in Florida; a $243 million runway reconstruction project in New York; two hospitality and gaming projects in Mississippi and California collectively valued at $225 million; a $211 million healthcare facility project in California; three bridge projects in Wisconsin and Minnesota collectively valued at $181 million; a $120 million retail development project in California; and a $113 million technology building project in California.

As a result of these and other new contract awards and adjustments to existing contracts, we grew our backlog by 12.6% year-over-year to $7.8 billion.

The Company successfully resolved several key sizable, long-standing legal disputes in 2014, including the CityCenter matter and the C-11/Central Artery (Big Dig) dispute, and has since collected the associated cash that had been owed for each.

Overall, the Company’s revenue grew 7.6% in 2014 compared to 2013. The revenue growth was driven by strong performance from our Civil and Specialty Contractors segments, which grew their revenue by 17.0% and 10.1% year-over-year, respectively. Our Building segment’s revenue declined 3.1% in 2014 compared to 2013 due to reduced activity on certain large hospitality and gaming and healthcare projects. Because of the particularly strong revenue growth in our Civil segment, which typically generates the highest margins across our business, we experienced significant growth in income from construction operations in 2014 compared to 2013, and achieved an operating margin of 5.4% for 2014 – the highest operating margin since 2010. The Civil segment delivered an operating margin of 13.1% for the year, up 80 bps compared to its operating margin in 2013. Our Building segment’s operating margin was stable at 1.6% for the year compared to 1.6% in 2013. Our Specialty Contractors segment finished 2014 with an operating margin of 3.9%, which was below longer-term expectations due to lower-than-expected profitability from our mechanical business in New York.

As a result of the Company’s strong financial performance in 2014, each of our NEOs achieved and was paid his incentive compensation award for the year, with the exception of Mr. Band.  For more information, see “Incentive Compensation Plan – Annual Awards” starting on page 23.

Importantly, in addition to considering the Company’s continued strong performance in 2014, the Compensation Committee also factored the Company’s strong performance in 2013 – a year in which the Company’s operating income and backlog grew significantly and its share price increased 92% – in its decisions around long-term executive compensation for 2014, 2015, and beyond, including the additional long-term performance-based equity awards granted in 2014 for Messrs. Tutor and Frost and other NEOs (see “Long-Term Incentives” on page 25).

2014 Advisory Vote on Executive Compensation

At our 2014 Annual Meeting of Shareholders, 44% of the votes cast by our shareholders supported the executive compensation of our named executive officers. As such, our shareholders by majority vote did not approve, on a non-binding advisory basis, of the executive compensation of our named executive officers. The Compensation Committee has taken into consideration these vote results in determining executive compensation decisions and policies, and based on this consideration implemented a new relative-return-based performance metric for certain long-term incentive compensation awards (described in greater detail on page 18). In addition, the Company continues its shareholder outreach program to seek feedback regarding our executive compensation policies in order to inform future executive compensation decisions.

Shareholder Outreach Program

Since 2012, we have conducted an ongoing shareholder outreach program to maintain discussions with and glean insights from our large shareholders regarding our executive compensation programs. Additionally, this outreach program is intended to provide insights to our shareholders regarding the Company’s unique evolution, history, and position in its industry, and the relative lack of comparability between Tutor Perini and other public companies in terms of its size, focus, and operations. Our outreach program has included several productive discussions regarding certain policy changes the Company has implemented over the past few years in light of its recent advisory votes on executive compensation. Most recently, we invited our top 15 institutional shareholders, who collectively represented more than 50% of our outstanding shares, to a dialogue regarding their views, opinions, and proxy voting guidelines with respect to companies’ executive compensation programs and disclosures. As a result of that outreach, we held productive discussions with nine of these shareholders, who represented more than 30% of our shares. The discussions included topics such as CEO compensation, compensation disclosure, equity award vesting periods and performance-based vesting criteria and metrics, board and committee composition, talent management, acquisitions, and succession planning. The participants of Tutor Perini’s shareholder outreach team have generally consisted of our Lead Director and prior Compensation Committee Chair, our Chief Financial Officer, and our Vice President of Investor Relations. The Compensation Committee intends to continue this outreach program going forward to facilitate continued shareholder input into the Company’s compensation philosophy.

Summary of Recent Changes to Executive Compensation

The principal change to our executive compensation programs made by the Compensation Committee and the Company following our 2014 Annual Meeting of Shareholders is summarized below. This change was made based upon information gathered from shareholders, executive officers, and Meridian Compensation Partners. The Board and the Compensation Committee will continue to explore additional ways in which Tutor Perini's executive compensation programs can be improved.

New Relative-Return-Based Performance Metric for Certain Long-Term Compensation Awards

In 2014, the Compensation Committee approved a new performance-based metric for the award of certain long-term equity incentives based upon the achievement of a 3-year Total Shareholder Return (TSR) relative to the Company’s disclosed peer group. This new relative-return-based metric was applied to two planned grants of performance shares to Mr. Tutor as part of the consideration for his amended and restated employment agreement, which extends his term with the Company through December 31, 2018 (for more details, see “Employment Agreements” on page 36). This new metric was implemented in response to requests by several of the Company’s largest shareholders for a relative performance metric to be used for long-term incentive compensation.

The following other changes to our executive compensation program were implemented earlier (prior to our 2014 Annual Meeting of Shareholders):

3-Year Cumulative EPS Metric for Long-Term Equity Compensation Awards

In response to feedback from shareholders during our outreach efforts regarding their preference for a different, longer-term performance metric than an annual pre-tax income metric, in March 2014, the Compensation Committee approved a new performance-based metric for the award of certain long-term equity incentives. The new metric was based upon the achievement of a forward 3-year cumulative consolidated amount of diluted earnings per share (EPS). For the initial measuring year (2014), the level of diluted EPS required to earn the equity bonus was linked to the Company’s announced 2014 EPS guidance. For each subsequent year, the target diluted EPS level will be based on a pre-determined annual percentage increase over the prior year’s diluted EPS, as specified in each equity award agreement and subject to adjustment at the sole discretion of the Compensation Committee for the financial impact of significant one-time events that are not in the ordinary course of business (e.g., substantial settlements of prior-year claims). The pre-determined annual percentage increase will not change during the performance period of each award.

Under this new performance metric, each of the awards shall be earned on a prorated basis to the following extent:

•	50% of the award earned if 80% of target is achieved
•	100% of the award earned if 100% of target is achieved
•	150% of the award earned if 120% of target is achieved

At the same time this new performance metric was approved, the Compensation Committee approved certain long-term incentive awards recommended by the Chairman and CEO subject to the new metric. These awards consisted of the following, which will vest in March 2017 subject to achievement of the new criteria described above:

•	For Mr. Tutor – 150,000 restricted stock units and 150,000 stock options
•	For Mr. Frost – 100,000 restricted stock units and 100,000 stock options
•	For Mr. Kershaw – 30,000 restricted stock units
•	For Mr. Shaw – 30,000 restricted stock units

Additional Incentive Compensation Performance Metric

In alignment with shareholder focus and requests for improved cash generation as discussed during our shareholder outreach programs, and in an effort to increase our internal focus on cash generation while continuing to reward the achievement of pre-tax income performance targets, in 2013 the Company implemented an additional incentive compensation (bonus) performance metric based on the Company’s quality of earnings. This metric applies to our key business unit executives and to other employees who qualify for short-term incentive compensation. Historically, one of the significant components of the Company’s working capital and cash usage has been the financing of unapproved change orders and claims associated with various projects – both those that are ongoing as well as those that have largely been completed. Given the fact that a significant component of our work is lump sum fixed price, it is important that the Company manages that financial risk by clearly identifying changes in scope and pursuing entitlement to financial recovery through contractual change order processes. While these unapproved change orders and claims are being negotiated and finalized, the Company bears the burden of funding the associated costs. By incorporating a performance metric related to the successful negotiation and resolution of unapproved change orders and claims, over time, the Company expects to strongly motivate key business unit executives and other key project executives to more efficiently manage working capital and accelerate cash generation.

The first step is to assess whether the business unit has achieved its pre-tax income target for the period. If that target has been achieved, the second step is to assess the percentage of pre-tax income associated with unapproved change orders and claims. If the business unit’s pre-tax income includes significant unapproved change orders and claims, then full payment of the bonus will not be made until either the change orders have been approved or the Company has successfully negotiated legally enforceable settlements.

Based on this new secondary, quality-of-earnings performance metric, approximately 18% of the total 2014 incentive compensation (bonus) payments to the Company’s business units remains unpaid and will only be paid once the metric has been achieved.

Increased Rigor in Performance Goals Related to Long-Term Equity Incentive Compensation

Previously, long-term equity incentive compensation awards based on pre-tax income performance targets set annually by the Compensation Committee were tied to the achievement of a 70% threshold of the target. If the 70% threshold was achieved, 100% of the long-term equity incentive compensation award was earned and paid. In an effort to increase the rigor in performance goals related to our long-term equity incentive compensation, beginning in November 2013, the Company began incorporating sliding-scale award payouts and, in certain cases, a more rigorous (100%) threshold for the achievement and payout of such compensation.

For example, Mr. Tutor’s November 2013 award of 75,000 restricted stock units and 75,000 stock options was based on the achievement of between 70% and 100% of the Company’s 2014 target consolidated pre-tax income target. Thus, if the Company achieved 70% of this goal in 2014, Mr. Tutor would only earn 70% of the value of these awards, compared to previously having earned and received a full 100% of the value. These sliding-scale award payout provisions apply to the November 2013 incentive compensation awards granted to Messrs. Tutor, Shaw, and Kershaw, as detailed in “Long-Term Incentives” starting on page 25.

For Mr. Frost, his November 2013 award of 50,000 restricted stock units and 50,000 stock options was based on an even more rigorous performance threshold of 100% achievement of the Civil Group’s 2014 target pre-tax income goal. This higher performance threshold was implemented by the Compensation Committee to increase the rigor in achieving a high level of performance in the Civil Group, which typically generates the Company’s highest margins.

Key Policy Elements of Our Executive Compensation Program

The following are several key policy elements of Tutor Perini’s Executive Compensation program:

Excise Tax Gross-Up: As of September 2013, the Company has no agreements in place that would provide excise tax gross-ups to any NEO in the event of a termination following a change-in-control, and the Company will not enter into any new agreements that would provide such gross-ups.

Stock Ownership Policy: The Company maintains a stock ownership policy whereby the Chief Executive Officer and the Chief Executive Officer’s direct reports are expected to maintain stock ownership levels dependent on their role. The Chief Executive Officer is subject to a guideline of six times base salary and executive officers that report directly to the Chief Executive Officer are subject to a guideline of three times base salary. In addition, in 2014 the Company implemented a policy requiring stock ownership by its non-employee directors at a level representing at least five times the directors’ annual cash retainer.

Stock Retention Policy: The Company maintains a policy requiring the Chief Executive Officer and the Chief Executive Officer’s direct reports to maintain ownership of at least 75% of net shares earned through future equity grants until termination of employment.

Clawback Provision: The Company maintains a clawback policy whereby any future short- and long-term incentive awards are subject to a clawback provision allowing the Company to recoup any incentives earned based on financial information that is later restated, in specific circumstances.

Anti-Hedging Provision: The Company maintains an anti-hedging policy that prohibits executive officers from hedging their position relative to Company stock they own.

Double-Trigger Equity Awards: The Company requires that any equity grants made after May 2012 have a “double-trigger,” effectively requiring a qualifying termination of employment within 24 months following a change in control for any vesting/payout to be accelerated.

In addition to the changes to the executive compensation plans and programs discussed above, the Compensation Committee continues to maintain and demonstrate a commitment to a pay-for-performance philosophy. All annual bonuses and equity awards are generally performance-based, with the exception of sign-on and promotional awards used to recruit and retain top talent.

Compensation Philosophy

Our executive compensation plans and programs are intended to:

•

Provide a competitive pay opportunity to attract and retain the most qualified executive officers and key management employees who have the ability to secure and successfully complete the most profitable projects.

•

Provide total target compensation (i.e., the sum of base salary, target bonus opportunity and target long-term incentive opportunity) to our executive officers in or near the upper quartile of market pay particularly with respect to company peers and, in situations involving extraordinary performance and value to the Company, provide compensation to our executive officers that may reach toward the top end of the upper quartile of market pay at the Compensation Committee’s discretion.

•	Provide annual performance-based cash incentive to each of our executive officers that is aligned with the Company’s project business cycle and strategic objectives.
•	Provide an appropriate, but significant, mix of performance-based compensation to align our executive officers’ interests with the achievement of the Company’s operating and financial goals.

In recognition of the cyclicality and variability of the construction industry, we believe that compensation focusing on both variable short-term and long-term corporate goals is appropriate for Tutor Perini and our shareholders. This incentive approach also provides greater rewards for higher performance and has been effective in retaining and motivating our highest-performing key executive talent. As a result, our compensation practices for our NEOs have a significant focus on annual “variable pay” incentive awards. Long-term incentive awards have periodically been granted to select executives when the Compensation Committee has determined an award to be appropriate based upon Company strategic goals, superior performance, and upon the value of the executive to the Company.

The Compensation Committee is guided by the above philosophy when making compensation decisions. The Compensation Committee reviews public and private company market data and evaluates each executive officer’s performance and value to Tutor Perini, balanced with providing a competitive pay package to encourage attraction and retention. Lastly, the Compensation Committee considers ways to appropriately focus the efforts of its executives on achieving Tutor Perini’s overall corporate goals and business strategies.

Pay for Performance

We believe that the results of the Company’s 2014 compensation plan reflect the Company’s pay-for-performance philosophy and alignment of its compensation philosophy with shareholder value creation given the variable industry in which we operate. Mr. Tutor’s amended employment agreement sets his target incentive cash bonus compensation at 60% of total target cash compensation (i.e., the sum of base salary and target annual bonus opportunity). Target incentive cash bonus compensation for our other executive officers has historically been set at 40-50% of total target cash compensation (depending upon the position). Additionally, all of our periodic equity grants to our executive officers during the past five years have been performance-based with the exceptions of restricted stock unit awards and a stock option award granted to Mr. Kershaw in 2011 and 2012.

The Compensation Committee strives to establish aggressive, but achievable financial goals that motivate our NEOs to attain the levels of prospective work required to grow our business segments, and to effectively manage the execution of our current projects to ensure we achieve maximum profitability, while appropriately managing risk. For example, the consolidated pre-tax income performance target established for 2014 represented growth of approximately 22% in the Company’s diluted earnings per share compared to 2013 (calculated on the basis of U.S. generally accepted accounting principles (GAAP)).

Setting Our Executive Compensation

To execute the executive compensation strategy, the Compensation Committee works with management to determine compensation for the NEOs. The Compensation Committee believes that the CEO is best positioned to evaluate the performance of our other NEOs. Accordingly, the Compensation Committee works closely with Mr. Tutor in establishing the compensation of our NEOs, excluding himself. The CEO reviews performance of the executive officers and based on his assessment makes recommendations to the Compensation Committee for approval, based on these parameters: base salary and the opportunity, metrics and targets of our annual cash incentive compensation and our long-term equity awards. The Compensation Committee also reviews the CEO’s performance and, based on his performance, makes pay recommendations to the Board for approval. Additionally, the Compensation Committee reviews competitive external market data. As part of this process, the Compensation Committee regularly receives independent advice and recommendations from Meridian, which serves as the Compensation Committee’s executive compensation consultant.

The Compensation Committee typically reviews base salary, annual incentive compensation opportunities and long-term equity target values for executive officers for the current year at its regularly scheduled March meeting, and assesses this data in relation to market data for the Company’s peer group. Taking into account the Company’s long-term strategy and annual business plan, the Compensation Committee reviews and approves the annual incentive compensation performance targets, as well as our long-term equity award performance targets for awards granted in that year, for executive officers. The Compensation Committee also at its regularly scheduled March meeting reviews performance against the plan provisions and associated expense implications of the annual incentive compensation amounts earned for the previous year, retaining discretion as to the final incentive compensation for subsequent approval. The Compensation Committee may set salary and grant cash incentive awards and equity awards for executive officers at other times to reflect promotions, new hires, or other special circumstances.

Our Compensation Targets

We do not target a specific mix of pay for our executive officers. We set base salary, annual incentive and long-term incentive compensation opportunities and target total compensation annually, in light of our evaluation of the competitive situation. Concurrent with that process we review pay levels for comparator company executives, and each executive officer’s performance and experience. This process provides guideposts for establishing the mix of pay for our executives, in terms of short-term versus long-term compensation and in terms of cash versus equity compensation. As reflected in the following charts, long-term incentive compensation, which we typically grant in the form of performance-based equity awards, made up well over 50% of target total compensation for each of our named executive officers in 2014, reinforcing alignment of our executive officers with our shareholders.

We tally target total compensation (base salary plus target annual incentives plus target annual long-term incentive value) for each of our executive officers to confirm that it is appropriate for the position, and make adjustments where appropriate. We target executive officers’ total compensation to be highly competitive (generally in or near the upper quartile of total pay) relative to our comparator companies. Executive officers then have the potential through incentive compensation to earn actual total compensation at a level that can be well above or below the peer group median, depending upon performance. See page 27 for a summary of how our actual total compensation compares to targeted parameters.

According to data provided by Meridian, as well as Equilar, target total compensation for our named executive officers for 2014 was above the market median range on average. An individual executive’s salary, annual incentive opportunity, and long-term incentive opportunity may be higher or lower relative to the competitive market depending on a variety of factors specific to the position or the incumbent.

Peer Group

Annually, the Compensation Committee undertakes a peer group review with the aim of optimizing the Company’s peer group for analyzing and determining executive compensation. The peer group companies were selected based on various criteria considered by the Compensation Committee including industry, revenue and market capitalization size, and location. As a result of this peer group review and evaluation, in March 2014, the Compensation Committee approved the continued use of the Company’s 2013 peer group for its assessment of executive compensation in 2014. This peer group (referred to as the “2014 peer group”) represents the public and private companies with which Tutor Perini competed in 2014 for projects, as well as for executive talent and, unlike a prior peer group which the Company had used from 2010 through 2012, this peer group excludes companies outside the Engineering and Construction industry. The Compensation Committee utilized the 2014 peer group to assess the relative competitiveness of the compensation for the Company’s NEOs in 2014 by reviewing market information on peer group NEOs’ base salaries, annual cash incentive compensation, and long-term incentive compensation.

The following table shows the companies included in the Company’s 2014 peer group:

2014 Peer Group
AECOM Technology Corp.	KBR, Inc.
The Babcock & Wilcox Co.	Kiewit Corp.*
Chicago Bridge & Iron Co.	McDermott International, Inc.
Dycom Industries	Parsons Corp.*
EMCOR Group, Inc.	PCL Constructors, Inc.*
Flatiron Construction Corp.*	Quanta Services, Inc.
Fluor Corp.	Skanska USA (part of Skanska AB)
Foster Wheeler AG	Sterling Construction Co.
Granite Construction Inc.	Tetra Tech, Inc.
Henkels & McCoy, Inc.*	Turner Construction Co.*
Jacobs Engineering Group, Inc.	URS Corp.

* Privately held peer

In March 2015, the above peer group was modified to remove Foster Wheeler AG and URS Corp., as both of these companies were acquired by other firms in 2014 and, therefore, ceased to exist as standalone companies. The new 2015 peer group, which excludes these two companies, will be used to assess the relative competitiveness of the compensation for the Company’s NEOs in 2015.

Elements of Compensation

Our executive compensation program relies on annual cash and stock based compensation to retain and motivate our NEOs. In addition, the Compensation Committee has granted stock based long-term incentive awards when deemed appropriate by the Compensation Committee based on strategic goals, superior performance, and value of the executive to the Company.

Base Salary

We provide market-competitive base salaries to fairly compensate our NEOs for the services that they provide during the year and to assist in retaining our NEOs. Following are the changes made in 2014 to the base salaries of our NEOs:

•

For Mr. Frost, a 10.3% increase in base salary (from $725,000 to $800,000) in January 2014, based on merit for his strong performance in managing the Civil Group’s revenue and backlog growth and profitability

•	For Mr. Shaw, an 8.3% increase in base salary (from $600,000 to $650,000) in January 2014, based on merit for his strong performance in managing the Building Group’s improved profitability
•

For Mr. Kershaw, a 9.1% increase in base salary (from $550,000 to $600,000) in March 2014, based on merit for his strong performance in managing the Company’s finances and to more closely align his salary with that of his peers at comparator companies

No other changes to base salaries were made for any of our other NEOs in 2014.

Effective January 1, 2015, Mr. Tutor’s base salary was increased to $1,750,000 under the terms of his 2014 restated and amended employment agreement (see page 36 for further information). Prior to this increase, Mr. Tutor’s base salary had not been adjusted since 2008. Mr. Frost’s base salary was increased to $1,000,000 effective February 16, 2015, based on his promotion to the position of President and Chief Operating Officer.

Incentive Compensation Plan—Annual Awards

The Compensation Committee believes that providing meaningful cash-based incentives provides executives with focus to achieve the Company’s strategic goals. To provide appropriate incentives to our NEOs, between 50% and 60% (depending upon the position) of their target annual cash compensation is comprised of an annual incentive bonus opportunity that is paid only if Tutor Perini achieves pre-established performance goals set by the Compensation Committee.

For the CEO, according to the terms of his employment agreement, Mr. Tutor’s target annual bonus opportunity represents 60% of his total target annual cash compensation.

For 2014, the Compensation Committee established a target annual bonus opportunity for each NEO, stated as a percentage of each NEO’s base salary. The annual bonus was only payable if Tutor Perini achieved financial performance goals established at the beginning of the performance period by the Compensation Committee. For 2014, if Tutor Perini achieved 80% of the target goal (the “Threshold” as shown in the table below), each NEO would receive 80% of his target annual bonus amount, except for Mr. Tutor, who would receive 100% of base salary as annual bonus. If Tutor Perini achieved between 80% and 100% of this goal, each NEO would receive between 80% and 100% of his target annual bonus amount, except for Mr. Tutor, who would receive between 100% and 150% of base salary as annual bonus. With the exception of Mr. Tutor, each NEO’s annual bonus was capped at 100% of his applicable target bonus. Mr. Tutor can earn an annual bonus up to 215% of his base salary if the Company achieves 120% or more of the target goal.

The table below shows the threshold, target and maximum bonus opportunities as a percentage of the executive’s base salary:

	Threshold	Target	Maximum
R. Tutor	100%	150%	215%
M. Kershaw	80%	100%	100%
R. Band	80%	100%	100%
J. Frost	80%	100%	100%
C. Shaw	80%	100%	100%

The dollar amounts corresponding to these percentages are included in the table captioned “Grants of Plan-Based Awards Table” on page 32.

For 2014, the Compensation Committee selected pre-tax income as the applicable performance metric for the annual bonus plan. The rationale for using pre-tax income centers upon the fact that operating results in the construction industry are project-driven, and as a result there may be fluctuations in earnings depending upon the cycle and mix of projects. However, the common goal in managing the Company’s operations is the maximization of pre-tax income, which best aligns with the goal of shareholder value creation. Furthermore, the Compensation Committee believes that a focus on pre-tax income maximization encourages executives to both obtain new projects for Tutor Perini and to complete Tutor Perini’s projects on a cost efficient basis. The applicable targets set by the Compensation Committee and the actual performance as calculated based on the plan formula for 2014 were as follows:

	Target Amount	2014 Results (a)	Achievement
(Dollars in thousands)	($)	($)	(%)
Consolidated (applicable to Messrs. Tutor and Kershaw)	191,821	200,924	104.7%
Civil Group (applicable to Mr. Frost)	158,500	215,735	136.1%
Building Group - excluding one business unit (applicable to Mr. Shaw)	25,681	23,019	89.6%
Management Services (applicable to Mr. Band)	4,000	3,020	75.5%

a)	Amounts above exclude the impact of $13.5 million of amortization expense associated with intangible assets that was also excluded from the targets established.

Annual Incentive Compensation – Cash Payouts for 2014 Performance

The table below shows the actual incentive compensation (bonus) payouts for our NEOs based on their 2014 performance relative to the above-referenced targets. These bonuses were earned in 2014 and paid in March 2015.

			Payout for
Named Executive Officer	Target Opportunity	Achievement	2014 Performance
R. Tutor	$2,250,087	104.7%	$2,481,443
M. Kershaw	$589,588	100.0 (max.)%	$589,588
R. Band	$600,024	75.5%	$—
J. Frost	$796,875	100.0 (max.)%	$796,875
C. Shaw	$650,024	89.6%	$582,422

Mr. Tutor’s and Mr. Kershaw’s 2014 annual bonuses were based solely on the achievement of the consolidated pre-tax income target. Mr. Frost’s annual bonus was based on the achievement of the Civil Group target, and Mr. Shaw’s annual bonus was based on the achievement of the Building Group target. Mr. Band did not earn his annual bonus because the business unit for which he was responsible did not achieve its pre-tax income target. Importantly, there were no discretionary bonuses paid to any NEO for 2014 performance.

Long-Term Incentives

Periodic, non-annual grants of long-term incentives have played a significant role in our executive compensation program because of our long-held belief that due to the cyclical nature of our business, year-to-year annual incentives focus our executives on achieving Tutor Perini’s quickly moving performance objectives. Historically, the Compensation Committee has made periodic equity grants to select key executives based upon Company strategic goals, executive performance, and upon the value of the executive to the Company. Not all executives receive equity grants.

The Compensation Committee has historically used pre-tax income as the annual performance goal for performance-based equity awards and, as mentioned above, the rationale for using pre-tax income centers upon the fact that operating results in the construction industry are project-driven, and as a result there may be fluctuations in earnings depending upon the cycle and mix of projects. The common goal in managing the Company’s operations is the maximization of pre-tax income which best aligns with the goal of shareholder value creation. As mentioned above, the Compensation Committee believes that a focus on pre-tax income maximization encourages executives to both obtain new projects for Tutor Perini and to complete Tutor Perini’s projects on a cost-efficient basis. Typically, equity is awarded to certain executives, subject to achievement of annual performance measures.

Accordingly, the Compensation Committee selected pre-tax income as a performance measure for certain equity awards granted in 2014. In addition, based on shareholder preferences and requests for longer-term and relative-return-based performance metrics, which were conveyed during our shareholder outreach efforts, in March 2014 the Compensation Committee approved a new metric for the award of certain long-term equity incentives. The new metric is based upon the achievement of a forward 3-year cumulative consolidated amount of diluted earnings per share (EPS). Furthermore, in 2014 the Compensation Committee approved a separate new metric for the award of certain long-term equity incentives to Mr. Tutor based upon the achievement of a 3-year Total Shareholder Return (TSR) relative to the Company’s disclosed peer group. See page 18 for further details on these new metrics.

Importantly, the compensation decisions made by the Compensation Committee in 2014, particularly with respect to increased long-term incentive compensation awards for our NEOs, while significant in dollar value, contained terms that were consistent with the results of our shareholder outreach program. Furthermore, the apparent significant increases in total reported compensation for our NEOs in 2014 (especially for Messrs. Tutor and Frost), as shown in the Executive Compensation table on page 29, are largely attributable to new long-term performance-based equity awards that will not vest until 2017 and are tied to the achievement of the new metrics implemented at the request of our shareholders.

Equity Grants Made to Mr. Tutor in 2014

In November 2013, the Company awarded to Mr. Tutor 75,000 restricted stock units and 75,000 stock options that fully vested in March 2015 subject to the achievement, on a sliding-scale basis, as previously mentioned, of a 2014 pre-tax income performance target for the Company. This financial target was set by the Compensation Committee in March 2014 and, as such, these awards were considered “granted” from an accounting perspective in 2014, as opposed to in 2013. Accordingly, these grants are listed in the Grants of Plan-Based Awards Table on page 32. The Compensation Committee considered these awards to be a consistent incentive with Mr. Tutor’s previous awards and an important step to assure that Mr. Tutor remains committed to serving the Company through the continued execution of our strategic goals including the vertical integration of our recent acquisitions and our focus on acquiring higher margin, large complex public works projects.

Under the amended terms of Mr. Tutor’s 2012 equity award agreement, the Company granted to Mr. Tutor in March 2014, 150,000 restricted stock units and 150,000 stock options that fully vested in March 2015 subject to the achievement, on a sliding-scale basis, of a 2014 pre-tax income performance target set by the Compensation Committee. An amendment to the original terms of this grant was made in 2014 in order to apply the new sliding-scale provisions mentioned above.

As mentioned on page 18, in March 2014, the Company awarded to Mr. Tutor 150,000 restricted stock units and 150,000 stock options that will vest in March 2017 subject to the achievement of a forward 3-year cumulative EPS target which was set by the Compensation Committee at the time of award. The Compensation Committee considered these awards, as well as the awards made concurrently to Messrs. Frost, Kershaw, and Shaw, consistent with its plan to include, per our shareholders’ request, a new and different performance metric than pre-tax income to be used for long-term incentive compensation.

In December 2014, under the terms of his amended employment agreement, the Company granted to Mr. Tutor 120,097 restricted stock units (with an economic value of approximately $3 million) that will vest in December 2017 subject to the achievement of a 3-year Total Shareholder Return (TSR) relative to the Company’s disclosed peer group. See page 36 for further details.

Equity Grants Made to Mr. Frost in 2014

Under the terms of Mr. Frost’s 2012 equity award agreement, the Company granted to Mr. Frost in March 2014, 150,000 restricted stock units and 150,000 stock options that will vest in March 2017 subject to the achievement of a cumulative Civil Group pre-tax income performance target over 2014–2016.

As mentioned on page 18, in March 2014, the Company awarded to Mr. Frost 100,000 restricted stock units and 100,000 stock options that will vest in March 2017 subject to the achievement of a forward 3-year cumulative EPS target which was set by the Compensation Committee at the time of award.

Equity Grants Made to Mr. Kershaw in 2014

In November 2013, the Compensation Committee approved a performance-based award of 15,000 restricted stock units to Mr. Kershaw that fully vested in March 2015 subject to the achievement, on a sliding-scale basis, as previously mentioned, of a 2014 pre-tax income performance target for the Company. This financial target was set in March 2014 and, as such, this award was considered “granted” from an accounting perspective in 2014, as opposed to in 2013. Accordingly, this grant is listed in the Grants of Plan-Based Awards Table on page 32.

As mentioned on page 18, in March 2014, the Company awarded to Mr. Kershaw 30,000 restricted stock units that will vest in March 2017 subject to the achievement of a forward 3-year cumulative EPS target which was set by the Compensation Committee at the time of award.

Equity Grants Made to Mr. Shaw in 2014

In November 2013, the Compensation Committee approved a performance-based award of 15,000 restricted stock units to Mr. Shaw that partially vested (at 90%) in March 2015 subject to the achievement, on a sliding-scale basis, as previously mentioned, of a 2014 Building Group pre-tax income performance target. This financial target was set in March 2014 and, as such, this award was considered “granted” from an accounting perspective in 2014, as opposed to in 2013. Accordingly, this grant is listed in the Grants of Plan-Based Awards Table on page 32.

As mentioned on page 18, in March 2014, the Company awarded to Mr. Shaw 30,000 restricted stock units that will vest in March 2017 subject to the achievement of a forward 3-year cumulative EPS target which was set by the Compensation Committee at the time of award.

Equity Compensation Plan Information for 2014

Number of securities
	Number of securities	Weighted-average	remaining available for
	to be issued upon	exercise price	future issuance under
	exercise of outstanding	of outstanding,	equity compensation
	options, warrants	options, warrants	plans (excluding securities
Plan Category	and rights	and rights	reflected in column (a))
	(a)	(b)
Equity Compensation Plans
Approved by Security Holders:	4,672,597	17.13	659,740
2004 Stock Option and Incentive Plan

Equity Compensation Plans Not Approved by Security Holders	—	—	—
Total	4,672,597	17.13	659,740

Retirement Benefits

Tutor Perini does not provide additional retirement benefits to executive officers beyond what is offered to all employees.

Perquisites

We provide certain perquisites to our executives because of the demand in time and travel, as well as security and productivity factors, required in their leadership across multiple businesses in multiple geographical locations. We only provide these perquisites where we feel there is a business need. The perquisites afforded to each of our NEOs include vehicle usage and allowances, insurance policy coverage, relocation expense reimbursement, and housing allowance during a period of relocation.

Mr. Tutor continues to be entitled to 150 hours of flying time per calendar year of personal use of Tutor Perini’s business jet. This benefit was originally negotiated during the merger with Tutor-Saliba, which resulted in the Company purchasing its business jet at an approximate $30 million discount from its appraised value. This perquisite was extended under the terms of Mr. Tutor’s amended employment agreement (see page 36). For safety reasons, productivity maximization, and cost control, the Company also provides Mr. Tutor with a vehicle and driver and reimburses Mr. Tutor for certain operational costs. The Company also provides Mr. Tutor with additional life insurance coverage that can be purchased for an annual premium of not more than $160,000. Additionally, the Compensation Committee has approved to provide limited personal financial services for Mr. Tutor as long as he uses Company resources and no outside expenses are incurred.

How Actual Total Compensation Compares to Targeted Parameters

The following table shows how 2014 total compensation for our NEOs compares to our targeted parameters. As a reminder, we target our executive officers’ total compensation to be highly competitive (generally in or near the upper quartile of total pay) relative to the comparator companies in our peer group, and, in situations involving extraordinary performance and value to the Company, provide compensation to our executive officers that may reach toward the top end of the upper quartile of market pay.

Named Executive Officer	2014 Total Compensation	Result vs. 2014 Peer Group
R. Tutor	$ 25,555,415	Top end of upper quartile
M. Kershaw	$ 2,480,114	Above the 50th percentile
R. Band	$ 813,553	Below the 10th percentile
J. Frost	$ 13,142,034	Top end of upper quartile
C. Shaw	$ 2,807,880	Below the 60th percentile

Severance Benefits

As of December 31, 2014, Mr. Tutor and Mr. Frost are eligible for severance benefits beyond what is afforded to all employees. The Compensation Committee determined their benefits in accordance with their respective employment agreements. Mr. Tutor and Mr. Frost would each receive certain compensation in the event of termination by the Company without “Cause” or if either of them terminates his employment for “Good Reason”. We have provided these severance benefits to retain Mr. Tutor and Mr. Frost giving consideration to their years of service and dedication to the Company. These severance benefits also provide Mr. Tutor and Mr. Frost an incentive to remain with the Company in the event of a change in control in order to obtain the best terms for the shareholders of the Company and to reduce their concerns regarding future employment following a change in control. For more information, see “Termination Benefits – Potential Payments Upon Termination or Change in Control” starting on page 36.

Employment Agreements

In September 2008, the Company entered into an employment agreement with Mr. Tutor to have him serve as the Chairman of the Board and Chief Executive Officer of the Company. Through this agreement, the Company has retained Mr. Tutor’s extraordinary leadership and management capabilities, which are important for the growth of the Company going forward. A revised and amended employment agreement was negotiated in June 2012, and a second revised and amended employment agreement was negotiated in December 2014. For a description of material terms of Mr. Tutor’s employment agreement, see pages 36 through 38.

In March 2011, the Company entered into an employment agreement with Mr. Frost to have him serve as Executive Vice President and Chief Executive Officer of the Civil Group of the Company. For a description of material terms of Mr. Frost’s employment agreement, see pages 38 through 40. The Company is currently in the process of negotiating with Mr. Frost a revised and amended employment agreement based on his promotion in February 2015 to the position of President and Chief Operating Officer.

Impact of Accounting and Tax Treatment

We believe that the primary goals of our executive compensation program are to attract and retain valued and important NEOs, to clearly identify for our NEOs the corporate goals and objectives important to Tutor Perini, to motivate our NEOs to achieve these goals and to fairly reward our NEOs for achieving these goals. Accordingly, the accounting and tax treatment of our executive compensation program, while important, is not a determining factor in structuring our program. We appropriately account for our executive compensation and, to the extent consonant with the goals of our executive compensation program, we attempt to structure our executive compensation program to preserve the deductibility of amounts paid to our NEOs. In certain instances, however, we believe that it is in our best interest and that of our shareholders, to have the flexibility to pay compensation to our NEOs that is not tax deductible in order to provide a compensation package consistent with our objectives.

Compensation Program Risk Assessment

Management and the Compensation Committee reviewed the Company’s incentive compensation plans and programs and concluded that the plans and programs do not create risks that are reasonably likely to have a materially adverse effect on the Company. The review identified several risk mitigating factors, such as capped incentive payouts, clawback provisions, and independent Committee oversight of plans and programs. Additionally, the review identified a clearly articulated philosophy and peer group, use of competitive market data, and an effective use of cash and strategic equity grants which all contribute to a balanced pay program.

Executive Compensation

The table below summarizes the total compensation paid to or earned by each of our NEOs for the fiscal years ended December 31, 2014, December 31, 2013 and December 31, 2012.

							Change in
							Pension
							Value and
							Nonqualified
Name and						Non-Equity	Deferred
Principal				Stock	Option	Incentive Plan	Compensation	All Other
Position	Year	Salary	Bonus	Awards	Awards	Compensation	Earnings	Compensation	Total
		($) (a)	($) (b)	($) (c)	($) (c)	($) (d)	($) (e)	($) (f)	($)
Ronald N. Tutor	2014	1,500,058	—	15,250,495	5,975,250	2,481,443	—	348,169	25,555,415
Chairman and Chief	2013	1,500,058	—	2,895,000	1,038,750	2,404,538	—	882,726	8,721,072
Executive Officer	2012	1,500,058	750,029	2,323,500	843,000	—	—	416,092	5,832,679

Michael J. Kershaw	2014	589,588	—	1,273,950	—	589,588	—	26,988	2,480,114
Executive Vice	2013	550,021	—	—	—	412,516	—	38,530	1,001,067
President, CFO	2012	529,183	264,591	169,650	89,136	—	—	45,679	1,098,239

Robert Band	2014	600,024	—	—	—	—	153,687	59,842	813,553
President,	2013	600,024	—	—	—	—	(139,496)	59,822	520,350
Perini Management	2012	600,024	—	—	—	—	28,842	58,132	686,998
Services

James A. Frost	2014	796,875	—	7,042,500	4,317,500	796,875	—	188,284	13,142,034
Executive Vice	2013	724,999	—	1,110,000	541,000	724,999	—	85,366	3,186,364
President, CEO	2012	724,999	513,777	562,000	—	565,782	—	94,337	2,460,895
Civil Group

Craig W. Shaw	2014	650,024	—	1,273,950	—	582,422	291,032	10,452	2,807,880
Executive Vice	2013	600,024	—	—	—	600,024	(96,370)	10,328	1,114,006
President, CEO	2012	600,000	—	—	—	—	148,596	12,618	761,214
Building Group

(a)	The current annual base salaries for our NEOs are: Mr. Tutor, $1,750,000; Mr. Kershaw, $600,000; Mr. Band[6], $600,000; Mr. Frost, $1,000,000[7] and Mr. Shaw, $650,000.
(b)	Amounts represent discretionary bonuses.
(c)

Stock award amounts are based on the fair value of restricted stock units on the date of grant valued at the closing market price of the Common Stock on that date. The awards were granted under the Tutor Perini Corporation Long-Term Incentive Plan. Option award amounts represent the grant date fair value on the date of grant and are based on the Black-Scholes option pricing model. The exercise price of these options is equal to the closing price of the Common Stock on the date of award approval by the Compensation Committee. The assumptions used to value stock options can be found in Note 10 – Stock-Based Compensation to our Consolidated Financial Statements contained in the 2014 Annual Report to Shareholders. The options were granted under the Tutor Perini Corporation Long-Term Incentive Plan.

(d)

These amounts represent payments made in 2015, 2014 and 2013, based on attainment of pre-tax income goals for 2014, 2013 and 2012 under our incentive compensation plans discussed in “Incentive Compensation Plan –Annual Awards” starting on page 23.

(e)

Tutor Perini has a non-contributory defined benefit pension plan which was “frozen” as of June 1, 2004, which means that final average earnings and years of service will be determined as of June 1, 2004 for purposes of calculating future benefits. Certain pension benefits payable have been augmented by a benefits equalization plan, or BEP, which was also frozen on June 1, 2004. The amounts presented here represent the difference between the present value of the benefits payable from the pension plan and the BEP as of December 31, 2014, 2013 and 2012, as compared to December 31, 2013, 2012 and 2011. The present values were calculated using the discount rates used to compute our pension benefit obligations at year end, which were 3.75%, 4.47%, 3.58%, and 4.10%, for December 31, 2014, 2013, 2012 and 2011, respectively. As the plans are frozen, the change in pension value above is primarily caused by the change in the discount rate and the change in assumed mortality to account for longer life expectancies. Messrs. Tutor, Kershaw, and Frost do not participate in these plans. The present value of accrued benefits increased in 2014 mainly due to the decrease in the discount rate from 4.47% as of December 31, 2013, to 3.75% as of December 31, 2014.

(f)	The following table describes the components of “All Other Compensation” for fiscal year 2014, and the footnotes to follow discuss the valuation methodologies used for each component.

	Ronald N.	Michael J.	Robert	James A.	Craig W.
	Tutor	Kershaw	Band	Frost	Shaw
(a) Personal use of corporate aircraft	$259,471	$—	$—	$108,646	$—
(b) Personal financial services	18,833	—	—	—	—
(c) Vehicle expenses	69,865	13,877	33,221	24,140	5,202
(d) Company paid insurance premiums	—	7,861	21,371	50,248	—
(e) Company contributions to 401(k)	—	5,250	5,250	5,250	5,250
Total	$348,169	$26,988	$59,842	$188,284	$10,452

(a)

Personal use of corporate aircraft – As discussed on page 36 under “Employment Agreements”, Mr. Tutor is entitled to 150 hours of flying time per calendar year of personal use of Tutor Perini’s business jet. The incremental cost to the Company in providing this benefit was calculated based on actual costs incurred for landing and parking fees, catering costs, flight crew member costs and taxes plus an estimate of fuel costs incurred based on the personal hours used multiplied by an estimated cost per gallon of fuel consumed.

(b)

Personal financial services – As discussed on page 36 under “Employment Agreements”, Mr. Tutor is entitled to an allowance covering life insurance and/or personal financial services. The personal financial services are for accounting and tax matters provided by Company personnel as opposed to outside parties. The incremental cost to the Company in providing the personal financial services was calculated based on the number of hours personnel worked on Mr. Tutor’s personal financial matters multiplied by their applicable salaried wage rate plus fringe benefits.

(c)

Vehicle expenses – We provide each of our NEOs with Company vehicles and/or a car allowance for business and personal use. The incremental cost was calculated as 100% of lease or depreciation expense on the vehicles plus any fuel and repairs and maintenance that the Company has reimbursed the NEO, or the amount of the car allowance that the NEO has been paid, plus our estimate of the incremental cost in providing a driver to Mr. Tutor. The incremental cost for the driver was based on the driver’s salary offset by an estimate of cost to provide Mr. Tutor with transportation for business purposes. It should also be noted that the Company has provided Mr. Frost with a driver, however there was no incremental cost included in the table above as the driver’s salary was offset by an estimate of the costs to provide Mr. Frost with transportation for business purposes that approximated the driver’s salary.

(d)

Company- paid insurance premiums – These amounts are the premiums paid for supplemental life and short-term disability insurance policies for our NEOs and represent the costs of programs that are not available generally to all salaried employees.

(e)	Company contributions to 401(k) – These amounts are our contributions to our 401(k) plan.

Some of the stock and option awards granted in 2014 have multi-year performance targets and, therefore,  could be more appropriately viewed as compensation in the year in which they vest rather than in the year of award. The following table demonstrates when the aggregate of 2014 stock and option awards (as listed on the Executive Compensation Table on page 29 and under the “Total” in the table below) will be realized:

	Years Ending December 31,
Name	2015	2016	2017	2018	Total
Ronald N. Tutor	$10,542,000	$-	$6,091,500	$4,592,245	$21,225,745
Michael J. Kershaw	$428,850	$-	$845,100	$-	$1,273,950
James A. Frost	$-	$-	$11,360,000	$-	$11,360,000
Craig W. Shaw	$428,850	$-	$845,100	$-	$1,273,950

Grants of Plan-Based Awards Table (as of Fiscal 2014 Year-End)

										All		Grant
										Other		Date
										Option		Fair
									All Other	Awards:	Exercise	Value of
			Estimated Future Payouts			Estimated Future Payouts			Stock	Underlying	or Base	Stock
			Under Non-Equity			Under Equity Incentive			Awards:	# of	Price of	and
			Incentive Plan Awards (1)			Plan Awards (2)			# of Shares	Securities	Option	Option
			Threshold	Target	Maximum	Threshold	Target	Maximum	or Units	Options	Awards	Awards
Name		Grant Date (3)	($)	($)	($)	(#)	(#)	(#)	(#)	(#)	($/Share)	($)
R. Tutor			1,500,058	2,250,087	3,225,125	—	—	—	—	—	—	—
	(3)	3/15/2014	—	—	—	—	150,000	—	—	—	—	4,288,500
	(3)	3/15/2014	—	—	—	—	150,000	—	—	—	11.05	2,943,000
	(4)	3/15/2014	—	—	—	—	75,000	—	—	—	—	2,144,250
	(4)	3/15/2014	—	—	—	—	75,000	—	—	—	22.20	1,166,250
	(5)	3/30/2014	—	—	—	—	150,000	—	—	—	—	4,225,500
	(5)	3/30/2014	—	—	—	—	150,000	—	—	—	28.17	1,866,000
	(6)	12/22/2014	—	—	—	—	120,097	—	—	—	—	4,592,245

M. Kershaw			471,670	589,588	589,588	—	—	—	—	—	—	—
	(4)	3/15/2014	—	—	—	—	15,000	—	—	—	—	428,850
	(5)	3/30/2014	—	—	—	—	30,000	—	—	—	—	845,100

R. Band			480,019	600,024	600,024	—	—	—	—	—	—	—

J. Frost			637,500	796,875	796,875	—	—	—	—	—	—	—
	(5)	3/30/2014	—	—	—	—	100,000	—	—	—	—	2,817,000
	(5)	3/30/2014	—	—	—	—	100,000	—	—	—	28.17	1,244,000
	(7)	3/15/2014	—	—	—	—	150,000	—	—	—	—	4,225,500
	(7)	3/15/2014	—	—	—	—	150,000	—	—	—	11.31	3,073,500

C. Shaw			520,019	650,024	650,024	—	—	—	—	—	—	—
	(4)	3/15/2014	—	—	—	—	15,000	—	—	—	—	428,850
	(5)	3/30/2014	—	—	—	—	30,000	—	—	—	—	845,100

(1)

The Non-Equity Incentive Plan is discussed under “Incentive Compensation Plan-Annual Awards” starting on page 23. These awards were granted in March 2014 contingent upon the attainment of 2014 pre-tax income goals. The related goals were established by the Compensation Committee following consultation with management, and were set at a level that the Compensation Committee believed was achievable with a high level of effort. As discussed above, the goals were met at various levels of the applicable targets, and the Compensation Committee voted to make the payout at the applicable percentage according to the Incentive Compensation Plan formula to the above individuals in March 2015, consistent with the terms of the Incentive Compensation Plan.
(2)

The Equity Incentive Plan, which consists of the Tutor Perini Corporation Long-Term Incentive Plan, is discussed under “Long-Term Incentives” on starting on page 25. The restricted stock units awarded are valued at the closing price of the Common Stock on the grant date.

(3)

In June 2012, equity awards approved for Mr. Tutor included 450,000 restricted stock units and 450,000 stock options which vest in three equal annual tranches of 150,000 restricted stock units and 150,000 stock options from 2015 to 2017 based on the achievement of pre-tax income performance targets set each year for 2014 to 2016. Accordingly, the grant date fair value of the first tranche that was granted in 2014 is reflected above. The stock options are exercisable at a price equal to the closing price on the date of award approval by the Compensation Committee and are valued based on the Black-Scholes option pricing model. These stock options expire in June 2022.

(4)

In November 2013, equity awards were approved for several NEOs utilizing new, more rigorous sliding-scale payout provisions. Mr. Tutor was awarded 75,000 restricted stock units and 75,000 stock options, and Messrs. Kershaw and Shaw were each awarded 15,000 restricted stock units. Messrs. Tutor’s and Kershaw’s awards fully vested in March 2015 based on the full achievement of a 2014 pre-tax income performance target. Mr. Shaw’s award partially vested in March 2015 based on the partial achievement, on a sliding-scale basis, of a 2014 pre-tax income performance target.

(5)

In March 2013, equity awards were approved for Messrs. Tutor, Frost, Kershaw, and Shaw utilizing a new, longer-term performance metric, which had been requested by shareholders during the Company’s outreach efforts. Mr. Tutor was awarded 150,000 restricted stock units and 150,000 stock options, Mr. Frost was awarded 100,000 restricted stock units and 100,000 stock options, and Messrs. Kershaw and Shaw were each awarded 30,000 restricted stock units. These awards will vest in March 2017 subject to the achievement of a forward 3-year cumulative diluted EPS performance target. See page 18 for additional details on these awards.

(6)

In December 2014, under the terms of his amended employment agreement, Mr. Tutor was granted 120,097 performance-based restricted stock units with an economic value of approximately $3.0 million, based on a 20-day average pre-grant closing market price of the Common Stock. The award allows for variability in the total possible number of restricted stock units that can be granted upon vesting, based on the degree of the Company’s achievement of Total Shareholder Return (TSR) performance over a 3-year period relative to the Company’s defined peer group. Because of this variability, the grant date fair value of this award for accounting purposes is estimated to be approximately $4.6 million, as determined by employing a Monte Carlo simulation. A Monte Carlo simulation is a standard option pricing methodology used in accounting for share-based employee awards. See page 36 for additional details.

(7)

In March 2014, under the terms of Mr. Frost’s 2012 equity award agreement, the Company granted him 150,000 restricted stock units and 150,000 stock options that will vest in March 2017 subject to the achievement of a cumulative Civil Group pre-tax income performance target over 2014–2016.

Outstanding Equity Awards at Fiscal 2014 Year-End Table

	Options Awards (1)					Stock Awards (2)
			Equity
			Incentive
			Plan Awards:				Market	Equity Incentive	Equity Incentive
	Number of	Number of	Number of			Number of	Value of	Plan Awards:	Plan Awards:
	Securities	Securities	Securities			Shares or	Shares or	Number of	Market or Payout
	Underlying	Underlying	Underlying			Units of	Units of	Unearned Shares,	Value of Unearned
	Unexercised	Unexercised	Unexercised	Option	Option	Stock That	Stock That	Units or Rights	Shares, Units or
	Options	Options	Unearned	Exercise	Expiration	Have Not	Have Not	That Have Not	Other Rights That
Name	Exercisable	Unexercisable	Options	Price	Date	Vested	Vested	Vested (3)	Have Not Vested
	(#)	(#)	(#)	($/Share)		(#)(3)	($)	(#)	($)
Ronald N. Tutor	750,000	—	—	20.33	5/26/2019	—	—	—	—
Ronald N. Tutor	—	—	450,000	11.05	5/30/2022	—	—	450,000	10,831,500
Ronald N. Tutor	—	—	75,000	22.20	11/11/2023	—	—	75,000	1,805,250
Ronald N. Tutor	—	—	150,000	28.17	3/27/2024	—	—	150,000	3,610,500
Ronald N. Tutor	—	—	—	—	—	—	—	120,097	2,890,735
Ronald N. Tutor	—	—	300,000	24.05	12/19/2024	—	—	300,000	7,221,000
Michael J. Kershaw	—	—	15,000	11.31	3/27/2024	—	—	15,000	361,050
Michael J. Kershaw	—	—	—	—	—	—	—	15,000	361,050
Michael J. Kershaw	—	—	—	—	—	—	—	30,000	722,100
Robert Band	75,000	—	—	12.54	11/19/2018	—	—	—	—
James A. Frost	100,000	—	—	26.19	9/5/2018	—	—	—	—
James A. Frost	—	—	50,000	22.20	11/13/2023	—	—	50,000	1,203,500
James A. Frost			150,000	11.31	5/28/2022	—	—	150,000	3,610,500
James A. Frost			100,000	28.17	3/27/2024	—	—	100,000	2,407,000
Craig W. Shaw	50,000	—	—	12.54	11/19/2018	—	—	—	—
Craig W. Shaw	—	—	—	—	—	—	—	15,000	361,050
Craig W. Shaw	—	—	—	—	—	—	—	30,000	722,100

(1)

As discussed previously, Mr. Tutor was awarded 750,000 options that will vest in five equal annual tranches of 150,000 options each from 2010 to 2014 based upon the achievement of pre-tax income goals set each year. The first, second, third and fourth tranches were earned in 2009, 2010, 2011 and 2012, and vested in 2010, 2011, 2012 and 2013, respectively. These tranches have not been exercised. The fifth tranche was earned in 2013 and vested in March 2014. Mr. Kershaw’s 15,000 options will vest upon his continued employment through December 31, 2016. The options for Messrs. Band and Shaw vested in November 2013. 100,000 of Mr. Frost’s options vested in September 2013, and 50,000 of Mr. Frost’s options will vest in March 2015 upon the achievement of a pre-tax income goal set for 2014.

(2)	Value is based on the Company’s Common Stock’s closing market price of $24.07 on December 31, 2014.
(3)

Vesting of the stock awards is scheduled according to the table below. In 2013, Mr. Frost was awarded 50,000 restricted stock unit awards which will vest in 2015 subject to performance metrics as discussed under “Long-Term Incentives” on pages 25 through 26.

	Mar		Mar		Dec		Mar		Dec		Mar		Mar
	2015		2016		2016		2017		2017		2018		2019		Total
Ronald N. Tutor	225,000	(P)	150,000	(P)	—		300,000	(P)	120,097	(P)	150,000	(P)	150,000	(P)	1,095,097
Michael J. Kershaw	15,000	(P)			15,000	(T)	30,000	(P)							60,000
James A. Frost	50,000	(P)	—				250,000	(P)							300,000
Craig Shaw	15,000	(P)					30,000	(P)							45,000

(P)—Units are performance-vested.
(T)—Units are time (service)-vested.

Option Exercises and Stock Vested Table

	Options Awards		Stock Awards
	Number of		Number		Value
	Shares	Value	of Shares		Realized on
	Acquired	Realized on	Acquired		Vesting (1)
Name	on Exercise	Exercise	on Vesting		($)
Ronald N. Tutor	—	—	150,000	(P)	4,407,000
Michael J. Kershaw	—	—	30,000		758,400

(1)—Reflects the closing price of the Common Stock on the vesting date.
(P)—These awards are performance-vested.

Pension Benefits for 2014 Fiscal Year

				Payments
			Present	During
		Number of	Value of	Last
		Years of	Accumulated	Fiscal
		Credited	Benefit (1)	Year
Name	Plan Name	Service	($)	($)
Ronald N. Tutor	—	—	—	—
Michael J. Kershaw	—	—	—	—
Robert Band	Pension Plan	37	745,979	—
	BEP	37	681,364	—
James A. Frost	—	—	—	—
Craig W. Shaw	Pension Plan	29	775,333	—
	BEP	29	819,932	—

(1)	Assumes retirement occurs at the later of age 62 or current age, in a life annuity form, and a discount rate of 3.75%.

Tutor Perini has a defined benefit pension plan that covers its executive, professional, administrative and clerical employees, subject to certain specified service requirements. The plan is non-contributory and benefits are based on an employee’s years of service and “final average earnings” (as defined). The plan provides reduced benefits for early retirement and takes into account offsets for social security benefits. Tutor Perini also has an unfunded supplemental retirement plan (referred to as the Benefits Equalization Plan, or BEP) for certain employees whose benefits under the defined benefit pension plan were reduced because of compensation limitations under federal tax laws. Effective June 1, 2004, all benefit accruals under Tutor Perini’s pension plans were frozen; however, the current vested benefit was preserved. Accordingly, our NEOs will not earn additional pension benefits, but they may become eligible for an early retirement benefit (which will be based on their “frozen” normal retirement benefit) based on service after June 1, 2004.

The normal retirement benefit under these plans is equal to:

•	0.75% of “final average earnings”, not in excess of “covered compensation” (each as defined), multiplied by years of service, up to 25; plus
•	1.5% of final average earnings, in excess of covered compensation multiplied by years of service, up to 25.

Our plans provide for early retirement upon either the attainment of age 55 and 10 years of service, or the completion of 25 years of service. Under our plans, a participant who elects early retirement may elect to receive either an immediate early retirement income equal to 91% of his or her normal retirement benefit or a deferred benefit. Upon the attainment of age 62 and completion of 25 years of service, the participant may receive an unreduced pension equal to his or her normal retirement benefit. A reduced benefit is available for a participant who elects early retirement and wishes to receive benefits prior to age 62. The ages of Mr. Band and Mr. Shaw are 67 and 60, respectively.

Termination Benefits - Potential Payments Upon Termination or Change in Control

Employment Agreements

Ronald N. Tutor Employment Agreement

In merging with Tutor-Saliba in September 2008, the Company not only secured enhanced opportunities to acquire a higher volume of quality Civil Group business based on Tutor-Saliba’s resume, but also more closely aligned Mr. Tutor’s compensation with growth in shareholder value. With regard to Mr. Tutor’s compensation and in entering into the employment agreement with Mr. Tutor in 2008, the Compensation Committee considered a number of factors in developing a range of reasonable total target compensation including: (i) the level of compensation Mr. Tutor had in place in his role as the President and Chief Executive Officer of Tutor-Saliba, prior to merging with the Company, (ii) the compensation philosophies of privately held peer companies which are geared toward earnings, (iii) compensation data from our publicly held peers, and (iv) alignment of Mr. Tutor’s compensation with growth in shareholder value through long-term equity awards.

During 2014, the Board felt it would be very important to secure Mr. Tutor’s services through the end of 2018 – an additional two years beyond the term of his existing employment agreement, in order to help ensure a smooth and orderly transition to a new CEO upon Mr. Tutor’s eventual departure from that role, particularly at a time when the Company has experienced and expects to continue experiencing a very high volume of backlog execution and pipeline of prospective projects. The Board assessed that the additional two years also would be essential to successfully complete certain needed cultural and management changes in some of the Company’s acquired business units, as well as to complete the transition of Mr. Tutor’s bidding and claims management expertise more broadly throughout the Company. Accordingly, on December 22, 2014, the Company entered into an amended and restated employment agreement with Ronald N. Tutor (the “Amended Agreement”). The Amended Agreement supersedes the employment agreement originally entered into with Mr. Tutor on December 23, 2008, and as amended by Amendment No. 1 thereto dated March 20, 2009 and Amendment No. 2 thereto dated June 1, 2012 (collectively, the “Original Agreement”).

The Amended Agreement extends the initial term of Mr. Tutor’s employment through December 31, 2018. Mr. Tutor continues to serve as the Company’s Chief Executive Officer, as a member of the Company’s Board of Directors and as Chairman of the Board. The Amended Agreement increased Mr. Tutor’s annual base salary to $1,750,000 effective January 1, 2015. Prior to this, Mr. Tutor’s salary had not been adjusted since 2008. Subject to performance criteria to be determined by the Compensation Committee, Mr. Tutor is to be paid an annual bonus of 150% of salary, which is subject to adjustment pursuant to a formula established by the Compensation Committee for Tutor Perini’s performance above and below target. Under the Amended Agreement, Mr. Tutor’s incentive-based compensation will be subject to clawback by the Company in the manner required by the Company’s recoupment policy. Under the Amended Agreement, Mr. Tutor’s equity incentives will be based on the achievement of performance criteria to be established in the beginning of each applicable fiscal year for fiscal years 2015 through 2018, commensurate with the extended term of the Amended Agreement. Mr. Tutor continues to receive various benefits and perquisites provided under the Original Agreement, including: (i) 150 hours of flying time per calendar year of personal use of Tutor Perini’s business jet, with any unused balance being carried forward to subsequent years while employed; (ii) participation in all fringe benefits and perquisites made available generally to senior executives of Tutor Perini, generally on the same terms and conditions; (iii) 30 days of vacation; and (iv) participation in all pension, retirement, profit sharing, savings, 401(k), income deferral, life insurance, disability insurance, accidental death and dismemberment protection, travel accident insurance, hospitalization, medical, dental, vision and other employee benefit plans, programs and arrangements made available generally to other senior executives of Tutor Perini, to the extent eligible. In addition, Mr. Tutor is entitled to an automobile and driver on terms and conditions as determined by the Board, use of a reasonable level of Company resources necessary to provide personal financial and accounting services, and additional life insurance coverage that can be purchased for an annual premium of not more than $160,000.

As part of the inducement to Mr. Tutor to extend his contract for a further two years (through December 31, 2018), the Board considered how to incentivize Mr. Tutor to implement an orderly and effective transition and retain his services during that transition period while maintaining his focus on increasing shareholder value. As a result, Mr. Tutor: (i) will receive a $5 million cash bonus payable in tranches, beginning in 2015, as agreed upon milestones are achieved in the finalization and implementation of a succession plan that the Board has approved and will monitor and that will include the naming of a successor for the role of the Chief Executive Officer of the Company, and (ii) in December 2014 was awarded a first grant of 120,097 performance-based restricted stock units (with an economic value of approximately $3 million), which will vest in December 2017, and in January 2016 will be awarded a second grant of a yet undetermined number of performance-based restricted stock units (with an economic value of approximately $3 million), which will vest in December 2018. Mr. Tutor will receive the target number of performance shares for each of these grants if the Company’s Total Shareholder Return (TSR) performance over a 3-year period relative to the peer group meets the 50th percentile. He will receive zero shares under these grants if the Company’s TSR is below the 30th percentile and 250% of the target shares if the Company’s TSR is at or above the 80% percentile, with a pre-determined pro-ration between those ranges as defined in the applicable terms of the related plan award agreement.

The initial term of the Amended Agreement which ends on December 31, 2018 extends automatically for successive one-year periods, unless the Company or Mr. Tutor notifies the other party in writing at least 90 days in advance of the anniversary date that such party is electing not to extend the term of employment under the Amended Agreement.

Mr. Tutor has agreed that during the term of his employment with Tutor Perini and for six months after the end of his employment (unless his employment is terminated by Tutor Perini without “Cause” or he terminates his employment for “Good Reason” (each as defined in the employment agreement)), he will not compete with Tutor Perini or solicit certain of its employees. Mr. Tutor has also agreed to be bound by customary restrictions on disclosure of confidential information.

The Original Agreement, effective as of September 8, 2013, eliminated the excise tax gross-up obligation requiring the Company to indemnify Mr. Tutor for excise taxes that may be imposed on him by reason of the application of Sections 280G and 4999 of the Internal Revenue Code for payments and benefits that he may receive in connection with a change in control of the Company.

Certain payments would be payable to Mr. Tutor in the event of his termination. The amounts depend upon the circumstances surrounding his termination as follows, assuming the triggering event occurred on December 31, 2014:

	Base			O/S Equity	Cash Lump	Cutback Related
	Salary	Bonus	Benefits	Awards	Sum	to Best Payment	Total
Triggering Event	($) (1)	($) (2)	($) (3)	($) (4)	($) (5)	($) (6)	($)
A. Death	—	—	115,389	29,473,500	—	—	29,588,889
B. Disability	—	—	115,389	29,473,500	—	—	29,588,889
C. Termination by Employer for Cause or
by Executive without Good Reason	—	—	115,389	—	—	—	115,389
D. Termination by Employer without Cause
or by Executive with Good Reason	—	—	164,755	29,473,500	7,500,290	—	37,138,545
E. Change in Control (7)	—	—	214,121	29,473,500	11,250,435	—	40,938,056

(1)	In all cases, accrued salary through the date of termination would be due to Mr. Tutor. As of December 31, 2014, Mr. Tutor was not owed any accrued salary.
(2)

The incentive compensation for 2014 performance would be due to Mr. Tutor at the time payment is made to all executives under Events D and E. No payment would be due under Events A, B or C. As of December 31, 2014, Mr. Tutor was not owed any unearned bonus.

(3)

Benefits include vacation and health insurance.  Termination under all Events would result in payment for accrued vacation (20 days at December 31, 2014, valued at approximately $115,389). Event D would require continuation of health insurance benefits for Mr. Tutor and his covered dependents for 24 months (estimated at $49,366 at December 31, 2014), or payment of an after tax amount with which Mr. Tutor could obtain comparable coverage. Event E would require continuation of health insurance benefits for the greater of 36 months or the balance of the employment period, which was 48 months at December 31, 2014 (estimated at $98,732), or payment of an after tax amount with which Mr. Tutor could obtain comparable coverage.

(4)

Mr. Tutor had 1,095,097 restricted stock units and 975,000 stock options awards outstanding at December 31, 2014 at which time 975,000 of Mr. Tutor’s outstanding equity awards would immediately vest and all outstanding options would be exercisable under Events A, B, D and E. Mr. Tutor’s rights with regard to equity and equity-related awards would be governed by the applicable documents under Event C. The values of the outstanding restricted stock units and the intrinsic value of the stock options were quantified using the Company’s closing share price of $24.07 on December 31, 2014.

(5)

A cash lump sum would be due in the amount of two times the sum of annual salary and target bonus in the case of Event D; and three times the sum of annual salary and target bonus in the case of Event E.

(6)

If any amounts owed to Mr. Tutor in connection with a change in control of the Company are subject to the excise tax imposed by Section 4999 of the Internal Revenue Code, we will cut back such amounts to a safe harbor limit so that the excise tax is not triggered, unless the net after-tax value of the amounts due to Mr. Tutor after imposition of the excise tax would be greater (in which case no reduction will occur).

(7)

This event applies if there is a change in control and Mr. Tutor is terminated other than for “Cause” or disability, if he was terminated in anticipation of a change in control, or if Mr. Tutor terminated the employment agreement for “Good Reason” within two years following a change in control.

Tutor Perini will generally have “Cause” to terminate Mr. Tutor’s employment in the following circumstances: (i) his conviction of, or plea of nolo contendere to, a felony; (ii) his willful and continued failure to substantially perform his essential job functions; (iii) his material act of fraud or willful and material misconduct to Tutor Perini; (iv) his willful and material breach of the employment contract; (v) a material breach by him of any material written Tutor Perini policy; or (vi) a failure by him to cooperate in any investigation or audit regarding the accounting practices, financial statements, or business practices of Tutor Perini. For purposes of this provision, no act or failure to act, on the part of Mr. Tutor, shall be considered “willful” unless it is done, or omitted to be done, by Mr. Tutor in bad faith or without reasonable belief that his action or omission was in the best interest of Tutor Perini. Any termination for “Cause” generally requires written notice to Mr. Tutor and providing him with 10 days to cure the conduct after such notice. The Board must also vote affirmatively that Mr. Tutor is to be terminated for “Cause” after giving him an opportunity to be heard by the Board.

Mr. Tutor will generally have “Good Reason” to terminate his employment under any of the following circumstances: (i) any adverse change in his titles; (ii) any reduction in his base salary; (iii) a material diminution in his authority, responsibilities or duties; (iv) the assignment of duties materially inconsistent with his position; (v) a relocation of his place of employment to a location more than 50 miles further from the current offices near Los Angeles, California; (vi) any other material breach of the terms in the employment agreement or (vii) the failure of Tutor Perini to have his contract assumed after a merger, consolidation, sale or similar transaction. In order to invoke a termination for “Good Reason”, Mr. Tutor must notify Tutor Perini of the existence of the event of “Good Reason” within 90 days of its occurrence, Tutor Perini must fail to cure the event within 30 days of the notice, and Mr. Tutor must terminate his employment within 10 days of the expiration of such period.

James A. Frost Employment Agreement

On March 21, 2011, the Company entered into an employment agreement with Mr. Frost to have him serve as Executive Vice President and Chief Executive Officer of the Civil Group of the Company. Mr. Frost had served in this role without an employment agreement since March 23, 2009. As part of the negotiations with Mr. Frost concerning his employment agreement, the Company and he agreed to make the terms of the employment agreement retroactive to June 30, 2009 (the “Effective Date”) in recognition of his contributions to the Company prior to his entering into the employment agreement.

Pursuant to the employment agreement, Mr. Frost received an initial annual base salary of $675,000, subject to review and upward adjustment in the discretion of the Company, an annual performance-based cash bonus equal to 100% of his base salary if target performance levels established by the Compensation Committee are satisfied (with greater or lesser amounts paid if performance levels are above or below such target), and is eligible to participate in the Company’s equity incentive plan. Mr. Frost will be considered for equity incentives at the discretion of the Compensation Committee, and receives various benefits and perquisites including: (i) participation in all fringe benefits and perquisites made available generally to senior executives of Tutor Perini, generally on the same terms and conditions, and (ii) participation in all pension, retirement, profit sharing, savings, 401(k), income deferral, life insurance, disability insurance, accidental death and dismemberment protection, travel accident insurance, hospitalization, medical, dental, vision and other employee benefit plans, programs and arrangements made available generally to other senior executives of Tutor Perini, to the extent eligible. Since the Effective Date, the Company, upon the authority granted to it by the Compensation Committee, has also approved two merit-based increases totaling $125,000 to Mr. Frost’s annual base salary, resulting in an  annual base salary in 2014 of $800,000.

As mentioned earlier, Mr. Frost’s base salary was increased to $1,000,000 effective February 16, 2015, based upon his promotion to the position of President and Chief Operating Officer.

The employment agreement has an initial term of five years commencing on the Effective Date, and it renews automatically for successive one-year periods thereafter, unless either party thereto provides at least 60 days’ advance written notice of a decision not to renew.

Pursuant to the terms of the employment agreement, Mr. Frost is subject to a covenant providing that for one year after the end of his employment he will not compete with the Company or solicit certain of its employees.

Certain payments would be payable to Mr. Frost in the event of his termination. The amounts depend upon the circumstances surrounding his termination as follows, assuming the triggering event occurred on December 31, 2014:

	Base			O/S Equity	Cash Lump
	Salary	Bonus	Benefits	Awards	Sum	Total
Triggering Event	($) (1)	($) (2)	($) (3)	($) (4)	($) (5)	($)
A. Death	—	—	46,154	9,228,500	—	9,274,654
B. Disability	—	—	46,154	9,228,500	—	9,274,654
C. Termination by Employer for Cause or by
Executive without Good Reason	—	—	46,154	—	—	46,154
D. Termination by Employer without Cause or by
Executive with Good Reason	—	—	95,520	9,228,500	2,400,000	11,724,020
E. Change in Control (6)	—	—	—	9,228,500	—	9,228,500

(1)	In all cases, accrued salary through the date of termination would be due to Mr. Frost. As of December 31, 2014, Mr. Frost was not owed any accrued salary.
(2)

The incentive compensation for 2014 performance would be due to Mr. Frost at the time payment is made to all executives under Event D. No payment would be due under Events A, B or C. As of December 31, 2014, Mr. Frost was not owed any unearned bonus.

(3)

Benefits include vacation and health insurance.  Termination under all Events would result in payment for accrued vacation (15 days at December 31, 2014, valued at approximately $46,154). Event D would require continuation of health insurance benefits for Mr. Frost and his covered dependents for 24 months (estimated at $49,366 at December 31, 2014), or payment of an after tax amount with which Mr. Frost could obtain comparable coverage.

(4)

Mr. Frost had 300,000 restricted stock units and 300,000 stock options awards outstanding at December 31, 2014. All remaining outstanding equity awards would immediately vest and outstanding options would be exercisable under Events A, B, D and E. Mr. Frost’s rights with regard to equity and equity-related awards would be governed by the applicable documents under Event C. The values of the outstanding restricted stock units and the intrinsic value of the stock options were quantified using the Company’s closing share price of $24.07 on December 31, 2014.

(5)	A cash lump sum would be due in the amount of one and one half times the sum of annual salary and target bonus in the case of Event D.
(6)

Although Mr. Frost’s employment agreement does not include a “change in control” triggering event, pursuant to the terms of the Long-Term Incentive Plan, all remaining outstanding equity awards would immediately vest and outstanding options would be exercisable in the event of a change in control.

Tutor Perini will generally have “Cause” to terminate Mr. Frost’s employment in the following circumstances: (i) his conviction of, or plea of nolo contendere to, a felony; (ii) his willful and continued failure to substantially perform his essential job functions; (iii) his material act of fraud or willful and material misconduct to Tutor Perini; (iv) his willful and material breach of the employment contract; (v) a material breach by him of any material written Tutor Perini policy; or (vi) a failure by him to cooperate in any investigation or audit regarding the accounting practices, financial statements, or business practices of Tutor Perini. For purposes of this provision, no act or failure to act, on the part of Mr. Frost, shall be considered “willful” unless it is done, or omitted to be done, by Mr. Frost in bad faith or without reasonable belief that his action or omission was in the best interest of Tutor Perini. Any termination for “Cause” generally requires written notice to Mr. Frost and providing him with 10 days to cure the conduct after such notice. The Board must also vote affirmatively that Mr. Frost is to be terminated for “Cause” after giving him an opportunity to be heard by the Board.

Mr. Frost will generally have “Good Reason” to terminate his employment under any of the following circumstances: (i) any reduction in his titles or responsibilities, or (ii) any reduction in his compensation or benefits.

As mentioned earlier, the Company is currently in the process of negotiating with Mr. Frost a revised and amended employment agreement based on his promotion in February 2015 to the position of President and Chief Operating Officer.

As of December 31, 2014, none of our other executive officers has an agreement with us providing for termination benefits. However, under the Long-Term Incentive Plan, upon a change in control, all remaining outstanding equity awards, stock options and restricted stock units, immediately vest. As of December 31, 2014, pursuant to the Long-Term Incentive Plan, Messrs. Kershaw and Shaw have $1,635,600 and 1,083,150, respectively, of outstanding equity awards that will immediately vest upon a change in control. The values of the outstanding restricted stock units and the intrinsic value of the stock options were quantified using the Company’s closing share price of $24.07 on December 31, 2014.

Director Compensation

Our Compensation Committee recommends the level of compensation to be paid to our Board. In 2013, the Committee reviewed the Company’s public company peer group board compensation levels and, as a result, recommended that the equity retainer of 1,000 shares per year be increased to an annual award of $150,000 payable in shares, leaving all other elements of compensation unchanged. This recommendation was approved by the Board and implemented for 2013 and 2014. Periodically, the Compensation Committee reviews the functions being performed by the Board and its committees, as well as board compensation paid by similar companies, in order to determine whether an adjustment should be made.

Fees for our non-employee directors consist of an annual cash retainer fee of $80,000, payable in cash or Common Stock at each director’s option, plus an equity retainer in the amount of $150,000 payable in shares of Common Stock on the business day following the annual meeting of shareholders. Directors also receive $900 per Board meeting attended in person and $300 per meeting attended telephonically. Members of the Audit Committee receive $2,000 per meeting attended in person and $500 per meeting attended telephonically. The Audit Committee Chair receives an annual retainer of $20,000 and the Compensation Committee Chair receives an annual retainer of $10,000 for services on their respective committees. Members of the Compensation and Corporate Governance and Nominating Committees receive $900 per meeting attended in person and $300 per meeting attended telephonically. The Lead Director also receives an additional annual retainer of $20,000 based on the increased responsibilities associated with this role.

The following table sets forth compensation information for 2014 for each member of our Board.

					Change in
					Pension Value
					and
	Fees				Nonqualified
	Earned			Non-Equity	Deferred
	or Paid in	Stock	Option	Incentive Plan	Compensation	All Other
	Cash	Awards	Awards	Compensation	Earnings	Compensation	Total
Name	($) (a)	($) (b)	($)	($)	($)	($)	($)
Marilyn A. Alexander	100,200	150,000	—	—	—	—	250,200
Peter Arkley	91,100	150,000	—	—	—	—	241,100
Robert Band	(c)	(c)	(c)	(c)	(c)	(c)	(c)
Sidney J. Feltenstein	83,000	150,000	—	—	—	—	233,000
Michael R. Klein	56,200	230,000	—	—	—	—	286,200
Robert C. Lieber	915	114,985	—	—	—	—	115,900
Raymond R. Oneglia	60,200	190,000	—	—	—	—	250,200
Dale A. Reiss	84,600	150,000	—	—	—	—	234,600
Donald D. Snyder	98,700	150,000	—	—	—	—	248,700
Dickran M. Tevrizian, Jr.	51,100	190,000	—	—	—	—	241,100
Ronald N. Tutor	(c)	(c)	(c)	(c)	(c)	(c)	(c)

(a)

Our directors receive an annual cash retainer fee of $80,000, payable in cash, stock or any combination thereof at the option of each director, which is reported here. The details of each director’s election pertaining to the $80,000 cash retainer payment are as follows:

	Cash		Share	Stock
Name	Payment	# Shares	Price	Value
	($)		($)	($)
Marilyn A. Alexander	80,000	—	—	—
Peter Arkley	80,000	—	—	—
Sidney J. Feltenstein	80,000	—	—	—
Michael R. Klein	—	2,576	31.06	80,000
Robert C. Lieber	—	1,423	28.10	40,000
Raymond R. Oneglia	40,000	1,288	31.06	40,000
Dale A. Reiss	80,000	—	—	—
Donald D. Snyder	80,000	—	—	—
Dickran M. Tevrizian	40,000	1,288	31.06	40,000

(b)	Our directors also receive an equity retainer in the amount of $150,000 payable in shares of Common Stock, on the business day following the annual meeting of shareholders.
(c)	Mr. Band and Mr. Tutor are NEOs, whose compensation appears on the Summary Compensation Table. They do not receive director’s fees.

None of our non-employee directors have any outstanding equity awards as shares of Common Stock are typically only issued to non-employee directors as part of their annual retainer fee.

In 2012, the Company implemented a policy requiring the NEOs as well as non-employee directors and other executives designated by the Compensation Committee to maintain ownership of at least 75% of net shares acquired via grants of equity-based compensation until they are no longer with the Company. As of the most recent measurement date, all NEOs, non-employee directors and other executives so designated by the Compensation Committee were in compliance with this policy.

Stock Ownership Guidelines for Non-Employee Directors

In 2014, the Company implemented a policy requiring stock ownership by non-employee directors. Specifically, the Company’s non-employee directors are subject to stock ownership guidelines which are intended to align their interests with those of our shareholders. Under the guidelines, our non-employee directors must maintain ownership of Tutor Perini stock at a multiple of five times the annual cash retainer. The minimum number of shares guideline is updated annually based on the current cash retainer ($80,000 as of December 31, 2014) and the 12-month trailing average Tutor Perini stock price. Shares owned directly or indirectly, deferred stock units, value of vested but unexercised stock options and unvested Restricted Stock Units are counted toward the guidelines. Non-employee directors have until the later of fiscal year-end 2015 or five years after becoming a director to comply with the guidelines.

All of our non-employee directors exceeded the stock ownership guidelines, with the exception of Messrs. Feltenstein and Lieber, and Ms. Reiss, for whom compliance with the guidelines is not required until November 2018, August 2019, and May 2019, respectively, the five-year anniversary when each became a director.

Director and Officer Indemnification

Our amended and restated articles of organization provide that no director shall be personally liable to us or to our shareholders for monetary damages for breach of fiduciary duty as a director, except for liability for any breach of the director’s duty of loyalty to us or our shareholders, for acts or omissions not in good faith, for acts or omissions involving intentional misconduct or a knowing violation of law or for any transaction from which the director derived an improper personal benefit. Our bylaws provide that our directors and officers will be indemnified against liabilities that arise from their service as directors and officers, subject to certain exceptions. We have obtained insurance which insures our directors and officers against certain losses and which insures us against our obligations to indemnify our directors and officers.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

We have adopted a Code of Business Conduct and Ethics for all executive officers, directors, and employees, which addresses potential conflict of interest situations, including related party transactions. Under this Code of Business Conduct and Ethics, any questions involving potential conflict of interest situations are required to be directed to our chief compliance officer, and suspected violations are required to be reported to either the chief compliance officer or the Chair of the Audit Committee. In addition, our Audit Committee is responsible for reviewing and evaluating potential transactions with related parties, and then advising the Board whether such transactions are appropriate.

The transactions described below were reviewed and approved by the Audit Committee and the Board, as applicable, in accordance with our policies involving potential conflict of interest situations. In addition, we believe that the transactions described below were on terms that were at least as favorable to us as we would have expected to negotiate with other unaffiliated third parties at the point in time these transactions were consummated.

On September 8, 2008, we completed the merger with Tutor-Saliba pursuant to an agreement and plan of merger between us, Tutor-Saliba, Ronald N. Tutor and shareholders of Tutor-Saliba. The merger and related transactions were recommended to the Board by the Special Committee which included only independent and disinterested directors. Subsequent to the approval of the merger by our shareholders, we issued 22,987,293 shares of Common Stock to the shareholders of Tutor-Saliba in exchange for 100% of the outstanding capital stock of Tutor-Saliba. Mr. Tutor served as our Chairman and Chief Executive Officer prior to the merger and continues in that role pursuant to his Employment Agreement. See “Employment Agreements” starting on page 36. In addition, Mr. Tutor controls two trusts that collectively owned 96% of the outstanding stock of Tutor-Saliba prior to the merger. As a result of the merger, Mr. Tutor, through these two trusts, became the beneficial owner of approximately 43% of the outstanding Common Stock. The shares owned by the two trusts are subject to certain restrictions contained in the Amended Shareholders Agreement as described below.

Amended Shareholders Agreement

Effective September 8, 2008 upon completion of the merger with Tutor-Saliba, we entered into a shareholders agreement with Mr. Tutor, as the shareholder representative, and each of the former Tutor-Saliba shareholders who became shareholders of Tutor Perini. The shareholders agreement was amended by a first amendment dated September 17, 2010, a second amendment dated June 2, 2011, a third amendment dated September 13, 2011, and a fourth amendment dated March 20, 2013.

Composition of the Board of Directors

The Amended Shareholders Agreement provides that the shareholder representative has the right to designate two nominees for election to the Board for so long as the Tutor Group owns at least 22.5% of the outstanding shares of Common Stock and one nominee if the Tutor Group owns less than 22.5% but more than 11.25% of the outstanding shares of Common Stock. Mr. Tutor elected to exercise his right to designate one nominee to the Board when he designated Mr. Feltenstein for nomination and election to the Board. In addition, for so long as Mr. Tutor serves as the Chief Executive Officer of Tutor Perini, he will be nominated for election to the Board. At each meeting of shareholders at which directors are to be elected, we have agreed to nominate for election to the Board and recommend the election of the shareholder representative’s designees and Mr. Tutor (as long as he serves as our Chief Executive Officer), subject to certain limitations to comply with law, governance requirements or eligibility for listing on a securities exchange or if a nominee is deemed to be unfit to serve as a director of an NYSE-listed company or otherwise does not meet applicable eligibility criteria.

Registration Rights

Pursuant to the Amended Shareholders Agreement, Tutor Perini has agreed to give the Tutor Group certain registration rights with respect to the shares of the Common Stock acquired pursuant to the merger. After March 8, 2009, subject to the continuing effect of the transfer restrictions set forth in the Amended Shareholders Agreement noted above, the shareholder representative may require Tutor Perini, on up to three occasions, to register shares of Common Stock issued to the Tutor Group in connection with the merger for resale under the Securities Act in an underwritten offering. Tutor Perini is responsible for paying the expenses of any such registration.

If we propose to register any securities under the Securities Act, each member of the Tutor Group must receive notice of the registration and the opportunity to include its shares of the Common Stock in the registration. These “piggyback registration” rights are subject to customary conditions and limitations, including the right of the underwriters of an offering to limit the number of shares included in such registration and Tutor Perini’s right not to effect a requested registration. Tutor Perini is responsible for paying the expenses of any such registration.

The Amended Shareholders Agreement also contained voting restrictions, a standstill provision, and transfer restrictions, each of which have lapsed or are otherwise no longer in effect.

Leased Property

We lease certain facilities from an affiliate owned by Mr. Tutor under non-cancelable operating lease agreements with monthly payments of $223,642, which increase at 3% per annum beginning June 1, 2015 and expire on July 31, 2026. Lease expense for these leases recorded on a straight-line basis was $2.6 million for the year ended December 31, 2014. The Company’s participation in these lease agreements was reviewed and approved by the Audit Committee in accordance with the Company’s Code of Business Conduct and Ethics.

O&G Joint Ventures

Raymond R. Oneglia, one of our directors, is the Vice Chairman of the Board of Directors of O&G Industries, Inc. (“O&G”). As of December 31, 2014, the Company had a 30% interest in a joint venture with O&G as the sponsor involving a highway construction project for the State of Connecticut with an estimated total contract value of approximately $362 million, scheduled for completion in 2016. Under this arrangement, O&G Industries provides project-related equipment and services directly to the customer on customary trade terms. In accordance with the joint venture agreement, O&G Industries was paid $9.1 million by the joint venture in 2014. The Company’s participation in this joint venture was reviewed and approved by the Audit Committee in accordance with the Company’s Code of Business Conduct and Ethics. O&G’s cumulative holding of the Company’s stock was 500,000 shares, or 1.03% of total common shares outstanding as of December 31, 2014.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

No member of the Compensation Committee has served as one of our officers or employees at any time. None of our executive officers currently serves, or in the past fiscal year has served, as a member of the Board or Compensation Committee of any entity that has one or more executive officers serving on our Board or Compensation Committee.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our executive officers (as defined in regulations issued by the SEC) and directors, and persons who own more than ten percent of a registered class of Tutor Perini’s equity securities (collectively, “Insiders”), to file initial reports of ownership and reports of changes in ownership of the Common Stock (including options and warrants to acquire Common Stock) with the SEC. Officers, directors and greater than ten percent shareholders are required by SEC regulation to furnish us with copies of all Section 16(a) forms they file.

Mr. Frost had one Form 4 filed delinquently on his behalf on February 9, 2015 for a December 19, 2014 sale due to a communication oversight.

OWNERSHIP OF COMMON STOCK BY DIRECTORS, EXECUTIVE OFFICERS AND PRINCIPAL SHAREHOLDERS

The following table sets forth certain information concerning beneficial ownership as of March 20, 2015 of the Common Stock by each director and nominee; each executive officer named in the summary compensation table; all directors and executive officers as a group; and all persons we know to hold in excess of 5% of the Common Stock.

In preparing the following table, we relied upon statements filed with the SEC by beneficial owners of more than 5% of the outstanding shares of the Common Stock pursuant to Section 13(d) or 13(g) of the Exchange Act, unless we knew or had reason to believe that the information contained in such statements was not complete or accurate, in which case we relied upon information which we considered to be accurate and complete. Unless otherwise indicated, the address of each of the individuals and entities named below is: c/o Tutor Perini Corporation, 15901 Olden Street, Sylmar, California 91342.

	Shares of Common Stock
	Beneficially Owned on
	March 20, 2015
	(1) (2)
Name	Shares		%
Directors and Executive Officers
Ronald N. Tutor	9,606,375	(3)(4)	19.6%
James A. Frost	513,526	(5)	1.0%
Michael R. Klein	484,044		1.0%
Craig W. Shaw	96,731		**
Robert Band	70,261		**
Raymond R. Oneglia	43,767	(6)	**
Peter Arkley	34,871		**
Dickran M. Tevrizian, Jr.	32,507		**
Michael J. Kershaw	30,863		**
Donald D. Snyder	22,081		**
Marilyn A. Alexander	19,864		**
Sidney J. Feltenstein	6,507		**
Dale A. Reiss	4,829		**
Robert C. Lieber	4,092		**
Ronald P. Marano II	3,121		**

All Directors and Executive Officers as a Group (15 persons)	10,973,439		22.4%

Beneficial Ownership of 5% or More
Ronald N. Tutor, 15901 Olden Street, Sylmar, CA 91342	9,606,375	(3)(4)	19.6%
Dimensional Fund Advisors LP, Palisades West, Building One, 6300 Bee Cave Road, Austin, TX 78746	3,842,961	(7)	7.9%
AllianceBernstein LP, 1345 Avenue of the Americas, New York, NY 10105	3,412,678	(7)	7.0%

**   Less than 1%.

(1)

Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities. Shares of Common Stock and options or warrants that are currently exercisable or exercisable within 60 days of March 20, 2015 are deemed to be outstanding and to be beneficially owned by the person holding such options for the purpose of computing the percentage ownership of such person, but are not treated as outstanding for the purpose of computing the percentage ownership of any other person. Messrs. Tutor, Frost, Band, and Shaw have 975,000, 150,000, 75,000, and 50,000 options shares, respectively, which are exercisable within 60 days of March 20, 2015.

(2)	Based on 48,942,013 shares of Common Stock outstanding as of March 20, 2015.
(3)

Based on 5,598,120 shares held by Ronald N. Tutor Separate Property Trust, 1,533,255 shares held by Ronald N. Tutor 2009 Dynasty Trust, 1,500,000 held by the Ronald N. Tutor Marital Property Trust, and 975,000 option shares exercisable within 60 days of March 20, 2015.  All trusts are controlled by Ronald N. Tutor and parties to the Amended Shareholders Agreement; see “Amended Shareholders Agreement” on page 41.

(4)

Includes 4,500,000 shares that have been pledged as collateral for a line of credit. The pledged shares are not counted towards Mr. Tutor’s stock ownership and holding requirements.  Mr. Tutor pledged the shares (rather than selling them) in order to maintain his ownership stake in the Company. He separately owns approximately $100 million worth of unpledged stock. Mr. Tutor has the financial capacity to repay the underlying obligation without using the pledged shares.

(5)

Includes 229,861 shares that have been pledged as collateral for a loan. The pledged shares are not counted towards Mr. Frost’s stock ownership and holding requirements. Mr. Frost pledged the shares (rather than selling them) in order to maintain his ownership stake in the Company. He separately owns approximately $7 million worth of unpledged stock.

(6)

Does not include 500,000 shares owned by O&G Industries, Inc. for which Mr. Oneglia serves as the Vice Chairman and as a director. Mr. Oneglia disclaims beneficial ownership of all 500,000 shares, except to the extent of his pecuniary interest therein.

(7)	According to Schedule 13G filed with the SEC on February 10 and 9, 2015, respectively.

Performance Graph

The following graph compares the cumulative 5-year total return to shareholders on our common stock relative to the cumulative total returns of the NYSE Composite Index and the Dow Jones Heavy Construction Index (“DJ Heavy Construction Index”). We selected the DJ Heavy Construction Index because we believe the index reflects the market conditions within the industry, in which we primarily operate. The comparison of total return on investment, defined as the change in year-end stock price plus reinvested dividends, for each of the periods assumes that $100 was invested on December 31, 2009, in each of our common stock, the NYSE and the DJ Heavy Construction Index, with investment weighted on the basis of market capitalization.

The comparisons in the following graph are based on historical data and are not intended to forecast the possible future performance of our common stock.

COMPARISON OF CUMULATIVE TOTAL RETURN
Tutor Perini Corp
NYSE Composite Index
DJ Heavy Construction Index
$175
$150
$125
$100
$75
$50
$25
$0
2009
2010
2011
2012
2013
2014

	Fiscal year Ending December 31,
	2009	2010	2011	2012	2013	2014
Tutor Perini Corp	100.00	123.69	71.29	79.15	151.94	139.05
NYSE Composite Index	100.00	110.84	104.07	117.52	144.75	150.86
DJ Heavy Construction Index	100.00	127.89	105.04	126.90	165.86	122.89

PROPOSAL 2: RATIFICATION OF APPOINTMENT OF AUDITORS

Our Audit Committee has selected the firm of Deloitte & Touche LLP, independent registered public accounting firm, as our auditors for the fiscal year ending December 31, 2015. Although shareholder approval of the selection of Deloitte & Touche LLP is not required by law, the Board believes that it is advisable to give shareholders an opportunity to ratify this selection. If this proposal is not approved by our shareholders at the 2015 Annual Meeting, our Audit Committee will reconsider their selection of Deloitte & Touche LLP. Deloitte & Touche LLP has been our independent registered public accounting firm since 2002. Representatives of Deloitte & Touche LLP will be present at the 2015 Annual Meeting of Shareholders, will have the opportunity to make a statement if they so desire, and will be available to answer appropriate questions.

FEES PAID TO AUDIT FIRM

During the years ended December 31, 2014 and 2013, we retained Deloitte & Touche, LLP to provide services in the following categories and amounts:

	2014	2013
Audit Fees	$3,611,573	$3,697,870
Audit-Related Fees (1)	53,650	139,650
Tax Fees	359,114	130,886
Total Fees	$4,024,337	$3,968,406

(1) Audit-related fees were primarily for assurance services and services that are not required by statute or regulation.

Deloitte & Touche LLP has confirmed to the Audit Committee and us that it complies with all rules, standards and policies of the Public Company Accounting Oversight Board, the Independence Standards Board and the SEC rules governing auditor independence.

Pre-Approval Policy for Services Provided by our Independent Registered Public Accounting Firm

The Audit Committee has established a policy to pre-approve all permissible audit and non-audit services provided by our independent registered public accounting firm consistent with applicable SEC rules. Our independent registered public accounting firm is generally prohibited from performing any management consulting projects. Our independent registered public accounting firm is also prohibited from providing tax consulting services relating to transactions or proposals in which the sole purpose may be tax avoidance or for which the tax treatment may not be supported by the Internal Revenue Code. Prior to the engagement of our independent registered public accounting firm for the next year’s audit, management submits an aggregate of services expected to be rendered during that year for each of the categories of services described above to the Audit Committee for approval. Prior to engagement, the Audit Committee pre-approves these services by category of service. The fees are budgeted by category of service and the Audit Committee receives periodic reports from management and our independent registered public accounting firm on actual fees versus the budget by category of service. During the year, circumstances may arise when it may become necessary to engage our independent registered public accounting firm for additional services not contemplated in the pre-approval. In those instances, the Audit Committee requires specific pre-approval before engaging our independent registered public accounting firm.

The Audit Committee may delegate pre-approval authority to one or more of its members. The member or members to whom such authority is delegated is required to report, for informational purposes, any pre-approval decisions to the Audit Committee at its next regularly scheduled meeting.

THE TUTOR PERINI BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” RATIFICATION OF THE SELECTION OF DELOITTE & TOUCHE LLP AS INDEPENDENT AUDITORS FOR TUTOR PERINI FOR THE FISCAL YEAR ENDING DECEMBER 31, 2015.

PROPOSAL 3: AN ADVISORY (NON-BINDING) VOTE ON TUTOR PERINI’S EXECUTIVE COMPENSATION

Section 951 of the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”) requires that the Company seek a non-binding advisory vote from its shareholder to approve the compensation of our NEOs as disclosed in the Compensation Discussion and Analysis (“CD&A”) and tabular disclosures of this proxy statement.

As described in detail in the CD&A, we seek to provide our executives with appropriate incentives to drive the success of our business. We strive to design programs that are performance-based and that encourage executives to further the overall business strategy of the company. We provide compensation that is competitive to retain high-quality executives to produce successful results for shareholders.

The vote on this resolution is not intended to address any specific element of compensation; rather, the vote relates to the compensation of our NEOs, as described in this proxy statement in accordance with the compensation disclosure rules of the SEC, including the CD&A and the related tables and narrative disclosures. We believe that the Company’s NEO compensation programs have been effective at appropriately aligning pay and performance and in enabling the Company to attract and retain very talented executives within our industry.

The vote on this resolution is advisory and therefore not binding on the Company, the Compensation Committee or the Board. Although the vote is non-binding, the Compensation Committee will review the voting results in connection with the on-going evaluation of the Company’s compensation programs.

THE TUTOR PERINI BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS SHAREHOLDERS VOTE “FOR” THE FOLLOWING RESOLUTION:

“RESOLVED, that the shareholders approve the compensation awarded by the Company to the Named Executive Officers, as described in the CD&A, tabular disclosures, and other narrative executive compensation disclosures in this proxy statement as required by the rules of the Securities and Exchange Commission.”

SHAREHOLDER PROPOSALS FOR 2016 ANNUAL MEETING

Any proposal of a shareholder submitted pursuant to Exchange Act Rule 14a-8 for inclusion in Tutor Perini’s proxy statement and form of proxy for its 2016 Annual Meeting of Shareholders must be received by Tutor Perini on or before December 18, 2015 in order to be considered for inclusion in its proxy statement and form of proxy. If the 2016 Annual Meeting of Shareholders is advanced or delayed by more than 30 calendar days from May 27, 2016, Tutor Perini will inform shareholders of such change and the new dates for submitting shareholder proposals for inclusion in the 2016 Annual Meeting of Shareholders proxy statement. Such proposals must comply with the requirements as to form and substance established by the SEC if such proposals are to be included in the proxy statement and form of proxy. Any such proposal should be mailed to: Tutor Perini Corporation, 15901 Olden Street, Sylmar, California 91342, Attention: Corporate Secretary.

Tutor Perini’s bylaws require that Tutor Perini be given advance written notice of matters that shareholders wish to present for action at an annual meeting of shareholders (other than matters included in Tutor Perini’s proxy materials in accordance with Rule 14a-8 under the Exchange Act). Any proposal of a shareholder intended to be presented at Tutor Perini’s 2016 Annual Meeting of Shareholders, other than shareholder proposals submitted pursuant to Exchange Act Rule 14a-8, must be received by us no earlier than November 29, 2015, nor later than March 14, 2016. If the 2016 Annual Meeting of Shareholders is advanced by more than 7 calendar days from May 27, 2016, Tutor Perini will inform shareholders of such change and the new dates for submitting shareholder proposals pursuant to the Tutor Perini bylaws (other than shareholder proposals submitted pursuant to Exchange Act Rule 14a-8) for presentation at the 2016 Annual Meeting of Shareholders. If a shareholder fails to provide timely notice of a proposal to be presented at the 2016 Annual Meeting of Shareholders, the proxies designated by the Board will have discretionary authority to vote on any such proposal that may come before the meeting. In addition, shareholder proposals must comply with the requirements of our bylaws. Any such proposal should be mailed to: Tutor Perini Corporation, 15901 Olden Street, Sylmar, California 91342, Attention: Corporate Secretary.

Please see “Nominations for Director” on page 9 for a description of the requirements for submitting a candidate for nomination as a director at the 2016 Annual Meeting of Shareholders.

OTHER MATTERS

The Board knows of no other matters that are likely to be brought before the meeting. However, if any other matters of which the Board is not aware are presented to the meeting for action, it is the intention of the persons named in the accompanying form of proxy to vote said proxy in accordance with their judgment on such matters.

HOUSEHOLDING OF ANNUAL MEETING MATERIALS

Some banks, brokers and other nominee record holders may be participating in the practice of “householding”. This means that only one copy of our Notice of Internet Availability of Proxy Materials may have been sent to multiple shareholders in your household. We will promptly deliver a separate copy to you if you call or write us at the following address or telephone number: Tutor Perini Corporation, 15901 Olden Street, Sylmar, California 91342, Attention: Corporate Secretary, (818) 362-8391. If you want to receive separate copies of the Notice of Internet Availability of Proxy Materials in the future, or if you are receiving multiple copies and would like to receive only one copy for your household, you should contact your bank, broker, or other nominee record holder, or you may contact us at the above address and telephone number.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

Tutor Perini files annual, quarterly, and current reports, proxy statements and other information with the SEC. You may read and copy any reports, proxy statements or other information that we file with the SEC at the following location:

Public Reference Room

100 F. Street, N.E.

Washington, D.C. 20549

Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. You may also obtain copies of reports, proxy statements or other information concerning us, including any document incorporated by reference in this proxy statement, without charge, by written or telephonic request directed to us at Tutor Perini Corporation, 15901 Olden Street, Sylmar, California 91342, Attention: Corporate Secretary, (818) 362-8391. If you would like to request documents, please do so by May 19, 2015 in order to receive them before the Annual Meeting of Shareholders on May 27, 2015.

Tutor Perini
CORPORATION

TUTOR PERINI CORPORATION
15901 OLDEN STREET
SYLMAR, CA 91342

Investor Address Line 1
Investor Address Line 2
Investor Address Line 3
Investor Address Line 4
Investor Address Line 5
John Sample
1234 ANYWHERE STREET
ANY CITY, ON A1A 1A1

1 OF 2
1
1

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the website and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

CONTROL # → 0000000000000000

NAME	SHARES
THE COMPANY NAME INC. - COMMON	123,456,789,012.12345
THE COMPANY NAME INC. - CLASS A	123,456,789,012.12345
THE COMPANY NAME INC. - CLASS B	123,456,789,012.12345
THE COMPANY NAME INC. - CLASS C	123,456,789,012.12345
THE COMPANY NAME INC. - CLASS D	123,456,789,012.12345
THE COMPANY NAME INC. - CLASS E	123,456,789,012.12345
THE COMPANY NAME INC. - CLASS F	123,456,789,012.12345
THE COMPANY NAME INC. - 401 K	123,456,789,012.12345

PAGE 1 OF 2

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: ☒

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

The Board of Directors recommends you vote FOR the following:

	For All	Withhold All	For All Except
1. Election of Directors	☐	☐	☐

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

____

Nominees

01 Ronald N. Tutor
02 Marilyn A. Alexander
03 Peter Arkley
04 Sidney J. Feltenstein
05 James A. Frost
06 Michael R. Klein
07 Robert C. Lieber
08 Raymond R. Oneglia
09 Dale A. Reiss
10 Donald D. Snyder
11 Dickran M. Tevrizian Jr

02 0000000000

The Board of Directors recommends you vote FOR proposals 2 and 3.

	For	Against	Abstain
2 The ratification of the selection of Deloitte & Touche LLP, independent registered public accountants, as auditors of Tutor Perini Corp. for the fiscal year ending December 31, 2015.	☐	☐	☐
3 Advisory (non-binding) vote to approve named executive officer compensation.	☐	☐	☐

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

	Yes	No
Please indicate if you plan to attend this meeting	☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Investor Address Line 1
Investor Address Line 2
Investor Address Line 3
Investor Address Line 4
Investor Address Line 5
John Sample
1234 ANYWHERE STREET
ANY CITY, ON A1A 1A1

Signature [PLEASE SIGN WITHIN BOX] Date

JOB #

Signature (Joint Owners) Date

SHARES
CUSIP #
SEQUENCE #

0000238849_1 R1.0.0.51160

For shareholders who wish to receive a printed copy of our Annual Report on Form 10-K for the fiscal year ended December 31, 2014 (as filed with the Securities and Exchange Commission, except for exhibits), it will be furnished without charge upon written or oral request to:

Tutor Perini Corporation
Attn: Investor Relations Dept.
15901 Olden Street
Sylmar, CA 91342

Telephone (818) 362-8391

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice & Proxy Statement, Annual Report is/are available at www.proxyvote.com .

TUTOR PERINI CORPORATION
Annual Meeting of Shareholders
May 27, 2015 at 9:00 AM Pacific Time
This proxy is solicited by the Board of Directors

The shareholder(s) hereby appoint(s) James "Jack" A. Frost and Michael J. Kershaw, or either of them, as proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of common stock of TUTOR PERINI CORPORATION that the shareholder(s) is/are entitled to vote at the Annual Meeting of Shareholders to be held at 9:00 AM Pacific Time on May 27, 2015 at Tutor Perini Corp., 15901 Olden Street, Sylmar, CA 91342, and any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations.

Continued and to be signed on reverse side

0000238849_2 R1.0.0.51160